SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant       [X]

Filed by a Party other than the Registrant       [_]

Check the appropriate box:

[X]	Preliminary Proxy Statement	[_]	Confidential, for Use of the Commission Only (as permitted by Rule 14a- 6(e)(2))

[_]	Definitive Proxy Statement

[_]	Definitive Additional Materials

[_]	Soliciting Material Pursuant to Rule 14a-12

MPSI Systems Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant) Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[_]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[_]	Fee paid previously with preliminary materials.

[_]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

MPSI SYSTEMS INC.

4343 South 118th East Ave.
Tulsa, Oklahoma 74146
Telephone 918-877-6774
Facsimile 918-877-6960

INTERNATIONAL COMPUTER SOFTWARE AND INFORMATION SERVICES

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON                    , 2004

The Annual Meeting of stockholders of MPSI Systems Inc. (the “Company”), will be held at Tulsa Federal Employees Credit Union, First Floor, 9323 East 21st Street, Tulsa, Oklahoma 74129, on                    , 2004 at                     CST for the following purposes:

(1)	To elect six (6) directors to hold office during the ensuing year.

(2)	To ratify the appointment of Tullius Taylor Sartain & Sartain LLP as the Company’s independent auditors.

(3)	To amend the Company’s Certificate of Incorporation to effectuate a reverse split (the “reverse stock split”) of the outstanding shares of the Company’s common stock. Pursuant to the reverse stock split, shares of common stock held by each stockholder will be converted into a lesser number of shares, based on a ratio of 100 outstanding shares being converted into one share, with no fractional shares being issued as a result of the reverse stock split. Each stockholder who would otherwise be entitled to receive a fractional share post-reverse stock split shall receive in cash $.30 per share for each share held before the reverse stock split that would result in a post-split fractional share.

(4)	To transact such other business as may properly come before the meeting and at any postponement or adjournment thereof.

The Board of Directors has fixed the close of business on                    , 2004 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof. A complete list of stockholders entitled to vote will be available at the Company’s headquarters, 4343 South 118th East Avenue, Tulsa, Oklahoma 74146, for ten (10) days prior to the meeting.

We hope that you will use this opportunity to take an active part in the affairs of your Company by voting on the business to come before the meeting either by executing and returning the enclosed Proxy or by casting your vote in person at the meeting. The granting of such proxy will not affect your right to vote in person should you decide to attend the meeting.

IF YOU DO NOT EXPECT TO ATTEND IN PERSON, IT WOULD BE APPRECIATED IF YOU WOULD PROMPTLY SIGN AND RETURN THE ENCLOSED PROXY, WHICH IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS. A PREPAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. IF A STOCKHOLDER RECEIVES MORE THAN ONE PROXY BECAUSE HE OR SHE OWNS SHARES REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE COMPLETED AND RETURNED.

By Order Of The Board of Directors
/s/ LINDA K. WELLS

Linda K. Wells
Secretary

Tulsa, Oklahoma
                   , 2004

MPSI SYSTEMS INC.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON                    , 2004

This Proxy Statement and the enclosed proxy are furnished in connection with the solicitation by the Board of Directors of MPSI Systems Inc., a Delaware corporation (the “Company”), with principal executive offices at 4343 South 118th East Avenue, Tulsa, Oklahoma 74146, of proxies in the accompanying form to be used at the Annual Meeting of Stockholders to be held on                    , 2004, and any postponement or adjournment thereof (the “Meeting”). The shares represented by the proxies received pursuant to this solicitation and not revoked will be voted at the Meeting. This Proxy Statement and the enclosed proxy are being first sent to security holders on or about                    , 2004.

Stockholders at the close of business on                    , 2004 (the “Record Date”) are entitled to notice of and to vote at the Meeting. The stockholders will be entitled to one vote for each share of common stock, par value $0.05 per share, (the “Shares”) held of record at the close of business on the Record Date. To take action at the Meeting, a quorum which is composed of holders of a majority of the outstanding Shares must be represented by proxy or in person at the Meeting. On the Record Date, there were 2,911,780 Shares outstanding.

Any stockholder of record giving a proxy has the right to revoke it at any time before it is exercised by attending the Meeting and voting in person or by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date. Any stockholder who owns Shares in “street name” through a bank, broker or other intermediary should contact his or her bank, broker or intermediary to determine how to revoke his or her proxy. Subject to any such revocation, all shares represented by properly executed proxies will be voted in accordance with the specification on the enclosed proxy. If no choice is so specified, the Shares will be voted FOR the election of the six (6) nominees for director listed in this Proxy Statement, FOR ratification of the appointment of Tullius Taylor Sartain & Sartain LLP as independent auditors, and FOR the amendment to the Company’s Certificate of Incorporation to effectuate a reverse stock split, all as described in the Notice of Annual Meeting of Stockholders and in this Proxy Statement.

Votes cast by proxy or in person at the Meeting will be tabulated by the judge of elections appointed for the Meeting. The judge of elections will treat abstentions as Shares that are present and entitled to be voted for purposes of determining the presence of a quorum but as not voted for purposes of determining the approval of any matter submitted to stockholders for a vote. If a broker indicates on a proxy that such broker does not have discretionary authority as to certain Shares, such Shares will not be considered as present and entitled to vote with respect to that matter.

In the event the reverse stock split is approved, every 100 shares of common stock will be combined into 1 share, and fractional shares will be purchased from holders at a rate of $.30 per share of pre-split stock. Approval of the reverse stock split requires the affirmative vote of a total of 1,455,892 shares (50% plus 1 share). The Company’s executive officers and directors, who collectively own approximately 1,743,884 shares (60%) have orally indicated their intention to vote their shares in favor of the reverse stock split. Accordingly, the approval of the reverse stock split is assured. Approval of the reverse stock split will reduce to less than 300 the number of record stockholders, entitling the Company to deregister its shares and to cease to be a publicly-traded company. We believe that deregistration will reduce the liquidity of shares held by unaffiliated stockholders.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the reverse stock split or the transactions contemplated thereby or determined if this Proxy Statement is truthful or complete. The Commission has not passed upon the fairness or merits of the reverse stock split or the transactions contemplated thereby nor upon the accuracy or adequacy of the information contained in this Proxy Statement. Any representation to the contrary is a criminal offense.

This Proxy Statement, the accompanying proxy, and the Company’s annual report to stockholders on Form 10-KSB as amended for the year ended December 31, 2003, were first sent or given to stockholders on or about                    , 2004. The Company’s annual report on Form 10-KSB as amended for the year ended December 31, 2003 contains (1) the audited balance sheet of the Company as of December 31, 2003, and (2) the audited statements of income and cash flows of the Company for the two years ended December 31, 2002 and December 31, 2003. The annual report on Form 10-KSB as amended is incorporated in this Proxy Statement and should be reviewed in connection with voting for the matters submitted to stockholders at the Meeting.

EXHIBITS TO THE ANNUAL REPORT ON FORM 10-KSB, AS AMENDED, ARE NOT BEING MAILED TO STOCKHOLDERS BUT WILL BE FURNISHED TO STOCKHOLDERS UPON THE PAYMENT OF AN AMOUNT EQUAL TO THE REASONABLE EXPENSES INCURRED IN FURNISHING SUCH EXHIBITS. A LIST OF THE STOCKHOLDERS OF RECORD ON THE RECORD DATE WILL BE AVAILABLE FOR INSPECTION AT THE ABOVE ADDRESS FOR TEN (10) DAYS PRECEDING THE DATE OF THE MEETING.

This Proxy Statement provides you with detailed information about the proposed amendment to the Company’s Certificate of Incorporation, reverse stock split and related matters. We encourage you to read this entire document carefully.

The Company makes forward-looking statements in this Proxy Statement that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of the Company after the reverse stock split is accomplished. When we use words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” and similar expressions, we are making forward-looking statements that are subject to risks and uncertainties. Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements. These factors include changes in economic conditions, both nationally and in our primary market area, development and construction activities, increased competition in the international computer software and information services industry, the quality of the Company’s operations, the adequacy of operating and management controls, dependence on discretionary consumer spending, dependence on existing management, inflation and general economic conditions, and changes in federal or state laws or regulations.

The words “we,” “our,” and “us,” as used in this Proxy Statement, refer to the Company unless the context indicates otherwise.

EXHIBITS

A.	Certificate of Amendment of the Certificate of Incorporation of MPSI Systems Inc.

B.	Report by John McQueen

SUMMARY TERM SHEET

This Proxy Statement contains information concerning the election of directors, ratification of the independent auditors, beneficial ownership, executive compensation and other matters that are generally included in a Proxy Statement for an annual stockholders meeting. In addition, this Proxy Statement contains information concerning the proposed reverse stock split.

The following is a summary of the material terms of the proposed reverse stock split. This summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in, or accompanying this Proxy Statement, including the financial statements in the annual report on Form 10-KSB as amended which accompanies and is incorporated into this Proxy Statement by reference.

Reverse Stock Split.

We are asking the Company’s stockholders to approve an amendment to the Company’s Certificate of Incorporation that will provide for the conversion and reclassification of each outstanding share of common stock into one one-hundredth (1/100) of a share of common stock in a reverse stock split. In the reverse stock split, you will receive one share of common stock for each 100 shares you hold immediately prior to the effective date of the reverse stock split and you will receive cash in lieu of any fractional shares to which you would otherwise be entitled. The cash payment will be equal to $.30 per pre-split share. Please see the section “Description of the Reverse Stock Split” on page 22 for a more detailed discussion.

Purposes of and Reasons for the Reverse Stock Split.

The principal purposes of, and our reasons for, effecting the reverse stock split are:

•	Out-of-pocket cost savings of approximately $50,000 per year that we expect to realize as a result of the deregistration of our common stock under the Securities Exchange Act of 1934, as amended, and the resulting decrease in expenses relating to servicing a relatively large number of stockholders holding small positions in our common stock;

•	The additional savings in terms of management’s and employees’ time that will no longer be spent preparing the periodic reporting required of publicly-traded companies under the Securities Exchange Act of 1934 and managing stockholder relations and communications with approximately 900 stockholders of record as compared to less than 300 post reverse stock split;

•	The fact that we have not realized many of the benefits associated with being a publicly traded Company, such as enhanced stockholder value, access to capital and business credibility, due to the limited liquidity and low market price of our common stock in comparison to our peers; and

•	Our belief that compliance with public disclosure requirements has forced the Company to disclose too much operational and strategic information to competitors.

Please see the section “Special Factors—Purposes of and Reasons for the Reverse Stock Split” on page 7 for a more detailed discussion.

Alternatives Considered.

We considered alternative ways to accomplish privatization including a sale or merger of the Company or an issuer tender offer for cash. Management has pursued several possible sale opportunities over the last few years and none have succeeded. A merger form was rejected because of third party approval requirements under valuable contracts. We also determined that an issuer tender offer was not a viable option because the results of an issuer tender offer would be unpredictable due to the voluntary nature of the tender process and federal regulations imposing limits on a tender offer, including pro rata acceptance of tendering shareholders, would make it difficult to ensure the Company would achieve its goal of reducing the number of shareholders below 300.

Please see the section “Special Factors—Alternatives Considered” on page 11 for a more detailed discussion.

General Effects of the Reverse Stock Split.

The reverse stock split will have the following effects on the Company:

•	The number of record stockholders, measured as of April 2, 2004, will be reduced from approximately 900 to approximately 150;

•	We will be entitled to terminate the registration of Company common stock under the Securities Exchange Act of 1934, as amended, which will mean that we will no longer be required to file reports with the Securities and Exchange Commission or be classified as a public Company;

•	Book value per share of common stock as of December 31, 2003 will be changed from approximately $0.05 per share on a historical basis to approximately $0.03 (pre-split) per share on a pro forma basis giving effect to the cash payment for fractional shares and the incremental expense incurred over and above the average expense of routine stockholder meetings;

•	The percentage ownership of Company common stock beneficially owned by our executive officers and directors as a group will increase from approximately 60% on April 2, 2004 to approximately 61% immediately following the reverse stock split; and

•	Our cash and equivalents will be reduced from approximately $892,000 on December 31, 2003 to approximately $835,000 on a pro forma basis as of that date, with a corresponding reduction in our net stockholders’ equity.

Effects of the Reverse Stock Split on Affiliated Stockholders.

Affiliated stockholders are stockholders who are our directors and executive officers. These stockholders will increase the percentage of shares they own above 60% without investing more money in the Company, which means that they will enhance their control of the Company. The affiliated stockholders will retain their positions with the Company.

Effects of Reverse Stock Split on Outstanding Options.

As a result of the reverse stock split, the exercise price of each outstanding option will automatically increase by a factor of 100 and the number of underlying shares will decrease by a factor of 100. When existing options are exercised, the exercise will cover underlying fractional shares of common stock resulting from the reverse stock split, but the Company will not issue fractional shares upon exercise of an option. Instead, we will pay the optionee cash for any fractional shares in an amount equal to the difference between the exercise price of the option and the fair market value per share of the common stock, determined by the Board of Directors, multiplied by the fraction of a share represented by the option.

Effects of the Reverse Stock Split on Unaffiliated Stockholders Who will be Cashed Out.

As a result of the reverse stock split, stockholders owning less than 100 pre-split shares or whose pre-split shares when converted result in fractional shares will receive $.30 for each share of Company common stock they own before the reverse stock split, and will no longer be stockholders of the Company.

Effects of the Reverse Stock Split on Unaffiliated Stockholders Who will Remain Stockholders.

As a result of the reverse stock split, these stockholders will remain stockholders, but unaffiliated stockholders as a group will own a lesser percentage of shares than before, and there will likely be less liquidity for those shares.

Please see the section “Special Factors—Effects of the Reverse Stock Split” on page 12 for a more detailed discussion of the effects of the reverse stock split on the Company and its stockholders.

Federal Income Tax Consequences of the Reverse Stock Split.

As a result of the reverse stock split, stockholders who receive only common stock will not recognize gain or loss. Stockholders who receive cash will recognize a gain or loss, which may be treated as income or capital gains/losses, depending on the individual stockholder’s circumstances and the amount of time the stockholder held the shares. Stockholders who acquired shares of common stock as a result of exercising stock options will likewise recognize gain or loss if they receive cash, but the treatment of that gain or loss will depend on the amount of time the stockholder held the shares or options. Please see the section “Special Factors—Federal Income Tax Consequences of the Reverse Stock Split” on page 18 for a more detailed discussion.

Fairness of the Reverse Stock Split to Unaffiliated Stockholders.

We believe that the reverse stock split is fair to, and in the best interests of, our unaffiliated stockholders, both for those who will be cashed out and those who will remain stockholders. The Board of Directors has unanimously approved the reverse stock split.

The reverse stock split is fair to unaffiliated stockholders who will be cashed out because it provides them with the opportunity to liquidate their shares for a price they could not obtain in the marketplace without incurring brokerage costs. The certainty of receiving that price outweighs the fact that they do not control the timing or price of the transaction, and will no longer be able to participate in any improvement in the Company’s performance.

The transaction is fair to unaffiliated stockholders who remain stockholders because affiliated stockholders currently have effective control over the Company. The remaining stockholders will participate in any improvement in the Company’s performance resulting from the reverse stock split. Also, there is at present little liquidity for the Company’s common stock.

See the section “Special Factors—Fairness of the Reverse Stock Split to Unaffiliated Stockholders” on page 14 for a more detailed discussion.

Procedural Fairness.

Because affiliated stockholders have sole control over the nature and timing of the transaction and the price to be paid in lieu of fractional shares in the reverse stock split, the Board appointed John McQueen, the only director who is not a stockholder and, therefore, would not be financially affected by the transaction, to determine a price to be paid in lieu of fractional shares that was fair to all stockholders. The Board decided not to employ an independent appraiser or representative for unaffiliated stockholders because the cost of such an appraiser or representative outweighed its potential benefit in a transaction of this size.

Fairness of the Price.

The Board, based on financial analysis completed by director John McQueen, has determined that the price to be paid for the fractional shares is fair both to the Company and to the stockholders for their fractional interests, based on several factors which are described in “Special Factors—Fairness of the Reverse Stock Split to Unaffiliated Stockholders—Fairness of the Price” on page 16.

The Board determined that the cash price of $.30 per pre-split share is fair to all unaffiliated stockholders, both those who would be eliminated because they own less than 100 shares and who will receive only cash in lieu of fractional shares in the reverse stock split, and those who will remain stockholders. Please see the section “Special Factors—Fairness of the Reverse Stock Split—Fairness of the Price” on page 16 for a more detailed discussion.

Effectiveness of the Reverse Stock Split; Conditions.

The reverse stock split will not be effected unless and until the Company’s stockholders approve the reverse stock split and the Board determines that: (i) the Company has available funds necessary to pay for the fractional shares resulting from the transaction; (ii) the Company has sufficient cash reserves to continue to operate its business; (iii) no event has occurred or is likely to arise that might have a materially adverse effect on the Company; and (iv) the reverse stock split will reduce the number of stockholders of record below 300. Assuming these conditions are satisfied, the Company, as promptly as possible, will file the amendment to its certificate of incorporation with the Delaware Secretary of State and thereby effect the reverse stock split. If the Company does not effect the reverse stock split, the Company will continue as a registered Company under the Securities Exchange Act of 1934, as amended, and the common stock will continue to be traded in the pink sheets. See “Description of the Reverse Stock Split—Legal Effectiveness and Conditions” on page 23.

Financing for the Reverse Stock Split.

We estimate that approximately $4,000 will be required to pay for the fractional shares of Company common stock exchanged for cash in the reverse stock split, approximately $14,000 will be paid to employees who liquidate Company common stock from their 401(k) accounts as discussed in greater detail under “Effects of Reverse Stock Split on the Company’s 401(k) Plan” on page 14, and $39,000 for incremental expenses associated with the privatization transaction. We intend to finance these cash requirements with cash from operations. Please see the section “Description of the Reverse Stock Split—Source of Funds and Expenses” on page 24 for a more detailed discussion.

Dissenters’ Rights.

Under the Delaware General Corporation Law and the Company’s certificate of incorporation and bylaws, the Company’s stockholders are not entitled to dissenters’ appraisal rights in connection with the reverse stock split. See “Description of the Reverse Stock Split—Dissenters’ Rights” on page 24.

Questions and Answers Regarding Stock Split.

Q:       What is the vote required?

A:       The proposal must receive the affirmative vote of the holders of a majority of the shares of the Company’s common stock entitled to vote at the meeting. If you do not vote your shares, either in person or by proxy, or if you abstain from voting on the proposal, it has the same effect as if you voted against the proposal. If your shares are held in a brokerage account and you do not instruct your broker on how to vote on the proposal, your broker will not be able to vote for you. This will have the same effect as a vote against the proposal. The Company’s executive officers and directors have stated orally that they intend to vote their shares in favor of the reverse stock split. Because the executive officers and directors collectively hold approximately 60% of the outstanding shares of common stock, the affirmative vote of no other stockholders will be needed to approve the reverse stock split.

Q:       What is the recommendation of our Board of Directors regarding the proposal?

A:       Our Board of Directors has determined that the reverse stock split is fair to our stockholders, including unaffiliated stockholders, and that the reverse stock split is advisable and in the best interests of the Company and its stockholders. Our Board of Directors has therefore unanimously approved the proposed amendment to the certificate of incorporation that will effect the reverse stock split, and recommends that you vote “FOR” approval of the proposed amendment at the Annual Meeting.

Q:       Should I send in my stock certificates now?

A:       No. After the effective date of the reverse stock split we will send instructions on how to receive any cash payments or shares of Company common stock that you may be entitled to receive.

Q:       Will I have dissenters’ rights in connection with the reverse stock split?

A:       No. Delaware law does not provide you with dissenters’ or appraisal rights in connection with the reverse stock split.

Q:       Will I be able to sell my shares following the reverse stock split?

A:       That is uncertain. Because the number of outstanding shares of Company common stock will be reduced to approximately 29,000, a limited market for those shares may exist. Nonetheless, the Company common stock will have no restrictions on transfer.

Q:       Will I continue to receive information about the Company if I remain a stockholder?

A:       The Company does not intend to distribute any information, financial or otherwise, to stockholders as a group. Stockholders may obtain information from the Company in accordance with the requirements of the General Corporation Law of the State of Delaware upon submitting a written request to the Company which specifies the information sought and the purpose of the request. Under the Delaware law, the Company may withhold information from a stockholder who does not have a “proper purpose” or otherwise fails to comply with statutory requirements.

Q:       How do I vote or revoke my proxy if I hold my shares in “Street Name”?

A:       Your bank, broker or other intermediary (“intermediary”) will receive a proxy card on your behalf, and should contact you to solicit your vote. Unless instructed, your intermediary will only vote your shares if you instruct him or her to. Your intermediary will mail information to you that will explain how to give those instructions, and how to revoke a proxy.

Q:       How do I revoke or change my proxy if I am a stockholder of record?

A:       If you wish to revoke or change your proxy, you should send a request to do so to the Company.

Q:       Are the Company’s officers and members of the Board of Directors selling their common shares in this transaction?

A:       No. Fractional shares held by the Company’s executive officers and directors resulting from the reverse stock split will be cashed out on the same basis as fractional shares held by all stockholders who own more than 100 shares. The cashed-out portion will amount to less than 500 pre-split shares (less than .01 percent) of the common shares owned by the executive officers and directors.

Q:       Does the Company have any plans for growth and will the reverse stock split enhance the value of the Company’s common stock?

A:       The Company’s management always hopes that the Company will grow and has strategic plans related to its growth. These plans are speculative and contain no factual information which the Board considers material to its stockholders. We do not know what effect the reverse stock split will have upon the value of the Company’s common stock; however, we hope that the savings to be achieved from ceasing to be a public company and the other reasons for the reverse stock split will result in an enhancement in the value of the Company and its stock. No assurance can be given on this matter.

If you desire additional information, please contact Linda Wells, the corporate secretary, at 918-877-6769 or e-mail her at lwells@mpsisys.com.

SPECIAL FACTORS

Purposes of and Reasons for the Reverse Stock Split.

The primary purpose of the reverse stock split is to enable us to terminate the registration of our common stock under Section 12(g) of the Securities Exchange Act of 1934, as amended. The reverse stock split will result in the elimination of the expenses related to our disclosure and reporting requirements under the Securities Exchange Act, and is likely to decrease the administrative expense we incur in servicing a large number of record stockholders who own relatively small numbers of shares. The reverse stock split will thus enable the Company’s management and employees to devote more time and effort to improving the Company’s operations. Management believes that the Company’s low market price per share may cause potential business partners to question the Company’s strength and desirability as a partner.

Because we have more than 300 stockholders of record and our common stock is registered under Section 12(g) of the Securities Exchange Act, we are required to comply with the disclosure and reporting requirements under the Securities Exchange Act. The cost of complying with these requirements is substantial, representing an estimated annual cost to us of $50,000. The Company also incurs printing, postage, data entry, stock transfer and other administrative expenses related to servicing stockholders who are record holders of relatively small numbers of shares. In going private, we will be able to save most of those costs.

In addition to the direct costs the Company incurs, the Company’s management and employees are required to devote their time and energy to completing the periodic reports required of publicly-traded companies under the Securities Exchange Act. In going private, we can eliminate many of those indirect costs. Thus, in addition to the direct savings we expect to realize following the reverse stock split, our management and employees will be able to focus their time and effort on the operation of the Company’s business.

In becoming a public Company, we had hoped to realize enhanced value, greater access to capital and increased business credibility for the Company. Unfortunately, market capitalization has decreased substantially since going public, and being a public company has not increased the Company’s access to capital. In light of the expenses mentioned above and the limited trading market for the Company’s common stock, the Board of Directors believes the Company receives little relative benefit from being registered under the Securities Exchange Act.

The Company had approximately 931 record stockholders as of April 2, 2004, including 51 direct participants holding shares through Cede & Co. and 880 record stockholders holding shares in their own accounts (of which 785 own less than 100 shares). Since the average daily volume of trading from January 1, 2004 through April 2, 2004 was approximately 297, the Company believes there has not been a material change in the ownership of the Company’s shares during that period. As of April 2, 2004, approximately 85% of the outstanding shares were held by fewer than 15 stockholders. As a result, there is a limited market for the Company’s shares and the Board of Directors believes there is little likelihood that a more active market will develop in the foreseeable future.

In view of the fact that going private presents the best opportunity to save operating costs, and in light of the relatively small benefit we believe our stockholders have received as a result of our registration, we believe the reverse stock split will provide a more efficient means of using our capital to benefit our stockholders.

Background of Determination of Fairness of the Reverse Stock Split.

Ronald G. Harper, the Company’s Chairman of the board, and James C. Auten, the Company’s Chief Financial Officer, first considered the possibility of taking the Company private in early 2003. There were several events that led to these discussions between Mr. Harper and Mr. Auten.

In the years leading up to 2003, the Company’s management was challenged by the volatile market conditions existing in the petroleum-oriented convenience-retailing sector. This sector of the market was experiencing the consolidation of several market participants, including many of the Company’s key regional and multinational clients, which resulted in a pattern of declining revenue for the Company. The volatility of the market forced management to adjust continually the Company’s cost base by various means including staff reductions, office closures, lease terminations or restructuring, travel restrictions and overhead curtailment. As a result, the Company’s operating results suffered and the required public disclosures of information regarding the Company’s operating losses damaged the Company’s image and hindered its ability to attract new business.

The problems the Company experienced as a result of trying to overcome its operating losses through cost reductions were exacerbated by the emergence of competitors in the market. Most of these competitors were small private companies that did not have to bear the burden of the overhead costs associated with being a public company, and were therefore able to significantly affect the market prices of products offered by the Company. In addition, the Company became aware that on more than one occasion competitors had used the financial information disclosed by the Company to denigrate the Company in the marketplace. The Company also felt that the disclosure of information with respect to its segment and product line, while helpful to its stockholders and investors, provided too much information to its competitors.

Management was also faced with the necessity of liquidating corporate debt during 2001 and 2002. Despite a variety of unsuccessful attempts to attract outside capital, the Company ultimately was left with no alternative but to liquidate bank debt from internally generated funds. While the Company was ultimately able to accomplish its goal in late 2002, it became apparent to the Company that it was not able to take advantage of the public capital markets.

The final factor was the passage of the Sarbanes-Oxley Act (“SOX” or the “Act”) in 2002. While management recognized the goal of the Act was to crackdown on corporate governance abuses, the Company realized the additional disclosure requirements were going to be extremely expensive for small companies. The passage of the Act occurred just as the Company was beginning to demonstrate some financial stability. The Act imposed new and unprecedented levels of additional overhead costs on the Company. Despite the delayed applicability of some aspects of the Act to small companies, the Company experienced an immediate increase in overhead costs associated with the new public corporate governance rules. In addition to the immediate effects the Act had on the Company, management was also concerned that the climate surrounding these newly mandated activities would likely impose additional requirements and costs on the Company.

In light of these events, in March 2003 Mr. Harper and Mr. Auten presented a verbal recommendation to the Company’s Executive Management Committee (“EC”) that the subject of privatization be explored as a means of reducing both near-term and long-term overhead costs without adversely affecting operations, stemming the flow of strategic financial information to competitors and reducing the Company’s exposure to the growing myriad of public company corporate governance rules. The recommendation pointed out that the Company was not in a position to take full advantage of its public company status which rendered the cost of maintaining such status unwarranted. After considerable discussion by the EC members (chief technology officer Bryan Gross, who was subsequently appointed CEO and president effective February 1, 2004, vice president of Asian sales Bryan Porto and vice president of Europe/Africa sales Richard Abrams in addition to Mr. Harper and Mr. Auten), it was determined that serious consideration should be given to the cost reductions associated with privatization. It was the consensus of the EC that since the Company would incur continued staff reductions (such actions were taken in late March 2003) and such action would undoubtedly negatively affect employee morale, management should explore every opportunity available to reduce overhead costs, including a possible change in its corporate filing status. The EC commissioned Mr. Auten to begin exploring methods by which the Company could change its status quo in a manner that would reduce its expenses associated with the SEC’s financial reporting requirements.

During the months of April and May 2003, Mr. Auten explored a change in financial reporting with outside SEC legal counsel, Del Gustafson, and made a recommendation to the EC and the Board of Directors. This was an interim measure aimed at both cost reduction and a limitation on strategic disclosures mandated by public reporting requirements. The Board adopted a resolution authorizing Mr. Auten and Mr. Gustafson to undertake the steps necessary to allow the Company to report in compliance with the less stringent provisions of Regulation SB as a small business public entity. The transition to SB reporting was implemented with the filing of Form 10-QSB for the quarter ended March 31, 2003. It was during this process that Mr. Gustafson indicated to Mr. Auten that the Company might consider avoiding all public company reporting costs by taking the Company private.

In May 2003, Mr. Auten and Mr. Gustafson began preliminary discussions to identify the various ways in which the Company might go private. The principal methods identified were (a) a sale of the Company, (b) an issuer tender offer, (c) a cash merger into a newly-formed private company which would be owned by the substantial stockholders of the Company, and (d) the use of a reverse stock split to bring the Company’s stockholders of record below 300 thereby allowing de-registration of the Company’s stock. Mr. Auten and Mr. Gustafson evaluated these alternatives over the next several months in light of SEC news in this area, new SOX requirements and statements of intention, articles in the financial press and the Company’s ongoing financial condition. Set forth below are the preliminary evaluations for each of the methods the Company considered:

•	Sale of the Company. The most difficult obstacle to overcome under this alternative was the identification of strategic or financial buyers in the marketplace. Over the five-year period ended December 31, 2002, the Company had been approached by several financial buyers, but realistically had only had a couple of opportunities to explore a strategic sale or merger of the Company. In virtually all cases, financial buyers heavily penalized the Company for its cyclical performance and unpredictable cash flow patterns. As a result, the approach of the financial buyers generally resulted in transaction pricing that was significantly below the acceptable threshold that the Board of Directors had established for the Company. Strategic buyers tended to evaluate the Company on a longer term basis giving effect to existing clients, global reach and high brand value in the relatively narrow petroleum-oriented convenience retailing sector. As a result, transaction pricing by strategic buyers was better related to the Company’s expectations. However, even the strategic buyers recognized the significant cyclical risk in the Company’s business and sought payment options which deferred portions of the purchase price pending achievement of post-acquisition targets by the Company’s business units. No reasonable method could be identified for a deferral mechanism given the Company’s public status. Accordingly, it became apparent to the Company that the Company’s inability to provide flexible transaction structure in sale or merger scenarios had to be considered as an additional factor when contemplating the Company’s public status. Mr. Auten’s recommendation to the EC was that a sale of the Company, although potentially in line with the Company’s desire to reduce the costs and exposures associated with public ownership, was severely limited with respect to acceptable buyers.

•	Issuer Tender Offer. Under this alternative the Company would offer to and would purchase a portion of its outstanding common shares for cash with the intent of reducing the number of stockholders to a level that would allow the Company to cease to be a publicly-reporting company. Although this alternative had the advantage of allowing each individual stockholder to control his or her own destiny with respect to ongoing stock ownership in the Company, there was no assurance that this alternative would achieve the Company’s objective. An issuer tender offer is open to all stockholders and only allows the Company to redeem a pro rata portion of the outstanding common stock. Thus, this alternative might not sufficiently reduce the number of stockholders of record to allow the Company to go private. Based upon the substantial transaction costs and extended transaction timeline, the EC decided that this alternative should not be recommended to the Board.

•	Merger into a New Private Company. Under this alternative a new private company (“NEWCO”) would be incorporated and the Company’s stockholders would exchange their present shares for shares of NEWCO through a merger based on an exchange ratio that would reduce the NEWCO stockholders of record to less than 300. As the result of the exchange, the Company would cease to exist. This alternative was considered because once the transaction and related share exchange ratio were approved by the stockholders as a group, it could be carried out relatively quickly and would reasonably assure that the number of stockholders of record would be sufficiently reduced to afford a private status going forward. However, further evaluation of this alternative revealed that the Company could encounter a number of difficulties with its customer contracts, many of which would require approval of this transaction by customers. For this reason, the EC determined that this alternative would not be appropriate.

•	Reverse Stock Split. Similar to the previously discussed alternative to merge with NEWCO, the objective of a reverse stock split is to lower the number of stockholders of record below 300 in order to enable the deregistration of the Company’s common stock. However, unlike the NEWCO alternative, a reverse stock split would not result in the formation of a new entity with the associated customer contract issues. The key elements of a reverse stock split are (a) the determination of an exchange ratio whereby existing stockholders of record (approximately 900) would be reduced below 300, and (b) the determination of a fair cash price to be paid for fractional shares that would result from the reverse split. During the period of evaluation, there was considerable press coverage regarding the trend of small companies employing a reverse stock split to privatize and thereby avoid the present and future costs of remaining a public entity. The articles generally concluded that small companies were likely to bear a disproportionate cost of remaining public in the post-SOX environment when compared to the benefits derived from remaining public. The EC not only agreed with this reasoning, but felt that given the trends in the Company’s stock price, limited trading activity and stock visibility afforded in the “pink sheets,” a reverse stock split would not materially affect the liquidity of unaffiliated stockholders who remained after the transaction. In addition, the EC believed that this alternative could benefit the Company’s small stockholders by providing liquidity that they do not presently enjoy.

Following the preliminary evaluations, a consensus was reached by the EC that the Company was justified in pursuing privatization and a reverse stock split was the best alternative to effect privatization. A preliminary range for the reverse stock split ratio was reviewed (between 1 for 20 and 1 for 200) and the price to be paid for fractional shares was evaluated. The EC determined that it did not have sufficient information at that time to make a recommendation to the Board on fractional share pricing. The EC granted preliminary approval to make a recommendation to the Board that the Company pursue a course of action involving the use of a reverse stock split under the parameters proposed by the EC to effect privatization.

In September 2003, Jim Auten on behalf of the EC proposed that the Board of Directors approve a going private transaction through a Unanimous Consent in Lieu of a Meeting and in connection with such proposal provided the Board members with a memo regarding privatization. The Board members recommended that this issue be considered at a Board meeting.

In October 2003, the Company’s Board of Directors was convened in a special meeting to receive the EC’s preliminary recommendations concerning privatization of the Company. Mr. Auten and Mr. Harper reviewed with the Board the evaluative work to date. There was substantial discussion led by Board members Mr. Bumgarner and Mr. McNay concerning (a) the business reasons for entertaining a privatization recommendation, (b) protection of the rights of all stockholders, including the issue of dissenters’ rights, (c) the fairness of the recommended reverse stock split ratios given the Board’s desire to ensure fairness to all stockholders, (d) the price at which fractional stockholders, including some stockholders whose entire holdings would become fractional shares, would be cashed out, and (e) the cash costs associated with completing the privatization transaction. The Board concluded that management’s business reasons for undertaking a privatization transaction were justified and would ultimately be in the best interest of all stockholders. They further concluded that the reverse stock split seemed to be the most fair alternative relative to all stockholders and the most appropriate alternative given the cost of the transaction (estimated at approximately $57,000) and future out-of-pocket cost avoidance (estimated to be in excess of $50,000 annually). It was noted that the reverse stock split provided the Company the benefit of being able to fix redemption costs within a predictable range by choosing an exchange ratio that placed a cap on the number of shares to be redeemed. Finally, the Board concluded that a reasonable cash price could be determined that would provide stockholders that would be partially or fully cashed out with improved liquidity compared to their positions in the present market.

The Board deferred definitive discussions on the cash price to be paid for fractional shares pending additional evaluations. However, based upon management’s belief that the Company’s rebound from losses in past years was likely to be slow, it was determined that a price based in some measure on the present quoted market price ($0.20 per share on the day of the Board meeting determined by an average “bid” and “ask” price), perhaps with a premium attached, would be fair to fractional stockholders. The Board concluded that, given the size of the transaction and the Company’s cash constraints, the cost associated with commissioning an independent valuation of the Company was not justified. However, based upon preliminary findings the Board gave approval in principle to the privatization concept and methodology as presented. Mr. Auten was asked to reduce the recommendations to writing and submit them for formal action at a subsequent special meeting to be called later in the month.

The Company did receive one offer to acquire approximately 1 million unissued common shares at a price of $.10 per share during the fourth quarter of fiscal 2003. That potential transaction was ultimately turned down by the Board and did not proceed to the point of being a relevant arms length exchange that might bear on stock valuation. The action of the Board did, however, suggest that at that point management believed the stock value to be in excess of $.10 per share. No other significant offers have been made during the last two years.

In November 2003, Mr. Auten presented a written proposal to the Board which set forth the business justification for going private, a discussion of alternative methods for achieving privatization, a recommendation that the reverse stock split method be employed using a stock exchange ratio between 1 for 100 and 1 for 250 (to be finalized after further research) and a recommendation that cash be paid for fractional shares based upon present stock prices and market activity. This proposal was substantially similar to the memo regarding privatization which Mr. Auten delivered to the Board members in September 2003. The board delegated the ultimate determination of the reverse split ratio to Messrs. Harper and Auten with the mandate to reduce the number of shareholders of record to less than 300 while cashing out the least number of shareholders. Guided by this mandate (but also allowing a reasonable cushion in case intervening transactions changed the number of shareholders of record), Messrs. Harper and Auten selected the ratio of 1 to 100. Mr. Gustafson answered the Company’s procedural and legal questions concerning several of the alternatives and the protection afforded dissenters’ rights associated with the alternatives.

In lieu of commissioning a costly outside valuation of the Company for purposes of establishing a fair price for fractional shares, the Board recommended that Board member John McQueen undertake the valuation. Mr. McQueen was selected by the Board based on his professional qualifications and relative independence. Mr. McQueen has been a practicing attorney, specializing in estate planning including asset valuation, for over 40 years. He is also a certified public accountant. Further, Mr. McQueen is the only Board member who is neither an employee nor a stockholder. Mr. McQueen agreed to undertake the project with the help of Mr. Auten and Mr. Gustafson and to report back to the Board after the fiscal year 2003 financial results were available for inclusion in the analyses. On that basis and subject to final resolution of the cash price and transaction timeline, the Board adopted a resolution approving a recommendation to stockholders that the Company undertake a privatization transaction using a reverse stock split as described heretofore.

Subsequent to the Board meeting in November 2003, Mr. Gustafson advised Mr. McQueen of the methodologies recognized by the Delaware Courts. Mr. Gustafson also provided Mr. McQueen with sample fairness opinions included in other companies’ going private transaction filings. Additionally, Mr. Auten visited on several occasions with Mr. McQueen concerning possible valuation approaches that might be applicable to this transaction. Mr. McQueen then determined that he would principally evaluate information related to (a) public historical financial information concerning MPSI, (b) the historical market prices of the Company’s common stock, (c) discounted cash flows based upon historical actual results and expected results over the next three to five years, and (d) financial information related to comparable companies. Mr. Auten and Mr. Gustafson concurrently initiated steps to set in motion a process whereby the Company’s stockholders would be called to approve the reverse stock split and privatization initiative at the Company’s next annual meeting.

During December 2003 and January 2004, Mr. Auten provided Mr. McQueen with a compilation of internal financial information relevant to the various analyses. Mr. Auten undertook research to identify for Mr. McQueen companies that have made acquisitions or mergers of companies similar to MPSI along with the SEC filings for these transactions to incorporate into his analyses. Mr. McQueen then presented his report to the Board, which adopted it on March 8, 2004.

Attached hereto as Exhibit B is the Report of John McQueen regarding the fairness of the price. See also “Special Factors – Fairness of the Reverse Stock Split to Unaffiliated Shareholders – Fairness of the Price” on page 16. Copies of any other reports described above may be inspected at the Company during ordinary business hours or obtained at the stockholder’s expense by contacting the Corporate Secretary.

Failure to Effect Reverse Stock Split.

Although the Board of Directors believes that the reverse stock split will be consummated and that the Company will go private, we cannot guarantee that the reverse stock split will result in the Company going private. Even if stockholder approval of the reverse stock is obtained, the Board of Directors will not implement the reverse stock split if it determines that the reverse stock split would result in the number of stockholders of record remaining 300 or more. The Company’s stock would continue to be traded in the pink sheets and the Company would continue to file annual and quarterly reports on Form 10-KSB and Form 10-QSB. The Board of Directors considered the possibility that the reverse stock split may not be implemented. The Board determined that the potential benefits of implementing the reverse stock split, in the form of reduced operating expenses without directly affecting the Company’s operations, were worth the risk that the reverse stock split might not be implemented.

Alternatives Considered.

In making its determination to proceed with the reverse stock split, the Board of Directors considered other alternatives, including maintaining the status quo as a public Company. For the reasons discussed below, it rejected these alternatives. The Board determined that providing liquidity to some stockholders was fair to all the stockholders considering the benefits to the Company of eliminating the expenses incurred through being a public Company. director John McQueen, as previously discussed in “Special Factors—Background of Determination of Fairness of the Reverse Stock Split,” on page 8 did not consider alternatives to the reverse stock split because his sole purpose as a non-stockholding director was to determine a fair price to be paid to stockholders in lieu of fractional shares. The alternatives the Board considered were:

Sale.

The Board considered, as a possible alternative to the reverse stock split, a sale of the Company. Management has pursued several sale opportunities over the last few years but none have succeeded. The Board determined that before the Company could bring a sale to fruition, the Company’s operating trends had to be improved and its liquidity stabilized. Thus, the Board determined this was not a viable option at this time and rejected this alternative.

Merger.

The Board considered going private through a merger transaction with a newly formed affiliated entity. This would have produced a result similar to the proposed reverse stock split, however, under the terms of some valuable contracts to which the Company is a party, the Company would have needed to secure the consent of the other contracting party to the merger. Given the possible customer contract issues, the Board determined this was not the best option at this time and ejected this alternative.

Issuer Tender Offer.

The Board also considered an issuer tender offer to repurchase shares of our outstanding common stock. The results of an issuer tender offer would be unpredictable due to its voluntary nature, thus the Board was uncertain as to whether this alternative would result in a sufficient number of shares being tendered. Moreover, federal regulations impose rules regarding the treatment of stockholders in a tender offer, including pro-rata acceptance of offers from stockholders, which make it difficult to ensure that the Company would be able to reduce the number of stockholders below 300. As a result, the Board rejected this alternative.

Maintaining the Status Quo.

The Board considered whether the Company could reduce operating costs while providing the same quality service to customers without taking the Company private. However, the Board considered maintaining the status quo to be detrimental to all of the stockholders. The Company would continue to incur the expenses of being a public Company without the benefits, and would have no other significant way to reduce expenses other than to reduce expenses that might have a more direct negative impact on the service the Company provides to its customers. Thus, the Board considered maintaining the status quo to be detrimental to all stockholders and rejected this alternative.

Effects of the Reverse Stock Split.

The Board considered the following effects of the reverse stock split on the Company and its stockholders.

Effects of the Reverse Stock Split on the Company.

Based on information as of April 2, 2004, we believe that the reverse stock split will reduce our number of record stockholders from approximately 900 to approximately 150. We estimate that approximately 15,000 pre-split shares will be exchanged for cash in lieu of fractional shares in the reverse stock split and a further 47,000 pre-split shares held by employees in the Company’s 401(k) plan will be exchanged for cash (see “Effects of Reverse Stock Split on the Company’s 401(k) Plan” on page 14. The number of outstanding shares of common stock as of April 2, 2004, will decrease from approximately 2,912,000 to approximately 2,850,000 on a pre-split basis. Accordingly, the liquidity of the shares of Company common stock will decrease.

Because (1) the total out-of-pocket cost to the Company, including expenses, of effecting the reverse stock split is expected to be approximately $57,000, and (2) at December 31, 2003, aggregate stockholders’ equity in the Company was approximately $148,000, or $0.05 per share, the Company expects that, as a result of the reverse stock split, the book value per share of common stock as of December 31, 2003, will be changed from approximately $0.05 per share on a historical basis to approximately $0.03 (pre-split) per share on a pro forma basis. However, it is important to note that book value is an accounting methodology based on the historical cost of the Company’s assets, and therefore does not reflect current Company value.

Our cash will be reduced from approximately $892,000 at December 31, 2003 to approximately $835,000 on a pro forma basis as of that date, with a corresponding reduction in our net stockholders’ equity.

Termination of Securities Exchange Act Registration.

The Company’s common stock is currently registered under the Securities Exchange Act and traded in the pink sheets. We are permitted to terminate our registration if there are fewer than 300 record holders of outstanding shares of Company common stock. Upon the completion of the reverse stock split, the Company will have approximately 150 stockholders of record. We intend to apply for termination of registration of the Company’s common stock under the Securities Exchange Act as promptly as possible after the effective date of the reverse stock split.

Termination of registration under the Securities Exchange Act will substantially eliminate the information required to be furnished by the Company to its stockholders and to the Securities and Exchange Commission.

In addition, the reverse stock split will make many of the provisions of the Securities Exchange Act, such as the short-swing profit provisions of Section 16, the requirement of furnishing a proxy or information statement in connection with stockholder meetings under Section 14(a), some of the requirements relating to tender offers under Section 14(d) and the requirements of Rule 13e-3 regarding “going private” transactions, no longer applicable to the Company.

Financial Effects Of The Reverse Stock Split.

We estimate that approximately $18,000 will be required to pay for the fractional and 401(k) shares of the Company common stock exchanged for cash in the reverse stock split. Additionally, we estimate that professional fees and other expenses related to the transaction will total approximately $39,000, as follows: legal and professional fees will be about $18,000; accounting fees will be about $1,000; printing costs will be about $2,000; transfer agent (Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07016-3572) fees will be about $17,000; and other fees will be about $1,000. We estimate that the fees and expenses related to this Annual Meeting exceed those the Company has historically incurred in connection with its Annual Meeting of stockholders by approximately $57,000.

We do not expect that the payment to stockholders receiving cash in the reverse stock split or the payment of expenses will have any material adverse effect on our capital, liquidity, operations or cash flow. However, there will be less capital available to the Company. Because we do not currently know the actual number of shares that will be cashed out in the reverse stock split, we do not know the net amount of cash to be paid to stockholders in the reverse stock split. You should read the discussion under “Description of the Reverse Stock Split—Source of Funds and Expenses” on page 23 for a description of the sources of funds for the reverse stock split.

As discussed above in “Purposes of and Reasons for the Reverse Stock Split,” on page 7 we anticipate saving at least $50,000 annually in direct costs and an indeterminable amount in indirect savings resulting from the reduction in the time that must be devoted to preparing SEC reports and filings and responding to stockholder inquiries by employees of the Company.

Effects of the Reverse Stock Split on Affiliated Stockholders.

In reviewing the reverse stock split, the Board took into account the following effects the transaction would have on the Company’s directors and executive officers (affiliated stockholders):

•	As a result of the reverse stock split, we expect that the percentage of beneficial ownership of the Company’s common stock held by our executive officers and directors as a group will increase from approximately 60% before the reverse stock split to approximately 61% after the reverse stock split. Accordingly, the executive officers and directors will increase their ownership percentage without any additional investment. Because the directors and executive officers control approximately 60% of the stock now, the increase in their ownership caused by the reverse stock split will have little or no effect on their ability to approve a merger or sale of the Company by majority written consent, without needing to seek or obtain the consent of unaffiliated stockholders. Please note that the Company has no plans to sell or merge the Company, nor has it had any discussions regarding the same. No change-in-control or severance provisions of any employee’s employment agreement will be triggered by the reverse stock split. The directors and executive officers will remain in the same positions in the Company that they had prior to the reverse stock split. We estimate the executive officers and directors (affiliated stockholders) will receive approximately $150 in the aggregate for their fractional shares.

•	The exercise price of each outstanding employee and director stock option will automatically increase by a factor of 100 and the number of underlying shares will decrease by a factor of 100. When existing options are exercised, the exercise will cover underlying fractional shares of common stock resulting from the reverse stock split, but the Company will not be able to issue fractional shares upon exercise of an option. Instead, we will pay the optionee cash for any fractional shares in an amount equal to the difference between the exercise price of the option and the fair market value per share of the common stock as determined annually or more frequently by the Board of Directors, multiplied by the fraction of a share represented by the option.

•	After the reverse stock split, the Company’s common stock will not be registered under the Securities Exchange Act. As a benefit, the executive officers, directors and other affiliates of the Company will no longer be subject to many of the reporting requirements, such as reporting of related party transactions and compensation and restrictions of the Securities Exchange Act, including the reporting and short-swing profit provisions of Section 16. Our directors and executive officers will still be subject to the fiduciary and other obligations of Delaware law. However, our affiliates may also be deprived of the ability to dispose of their shares of the Company common stock under Rule 144 under the Securities Act of 1933.

Effects of the Reverse Stock Split on Unaffiliated Stockholders.

The Board reviewed the following effects of the reverse stock split on unaffiliated stockholders, both those who would remain stockholders after the transaction and those who would receive only cash and be eliminated entirely as stockholders.

Remaining Stockholders. Terminating the registration of the common stock will adversely affect the market for the common stock and the ability of stockholders who remain to buy and sell shares. Even as an SEC-reporting Company, the Company has had a limited trading market for its common stock, especially for sales of large blocks of shares, and the Board noted that the Company’s stockholders derived little relative benefit from the Company’s status as an SEC-reporting Company. The Company’s common stock is not traded on a stock exchange or Nasdaq but trades sporadically in the pink sheets.

In addition, the Company will no longer be required to file public reports of its financial condition and other aspects of its business with the Securities and Exchange Commission after the reverse stock split. We do not intend to distribute any more financial and other Company information to stockholders than we are required to distribute under the Delaware General Corporation Law. As a result, stockholders and brokers will have less access to information about the Company’s business and results of operations than they had prior to the reverse stock split. This lack of information will likely preclude an active trading market in the Company’s stock. The Company is not able to quantify the ultimate impact on stock liquidity.

The percentage ownership of remaining unaffiliated stockholders as a group will decrease while the affiliated stockholders will increase their ownership percentages. Those who remain stockholders after the reverse stock split will indirectly benefit from any future success the Company may achieve and will likewise indirectly share in any future hardship the Company may suffer.

The Company does not intend to distribute any information, financial or otherwise, to stockholders as a group. Stockholders may obtain information from the Company in accordance with the requirements of the General Corporation Law of the State of Delaware upon submitting a written request to the Company which specifies the information sought and the purpose of the request. Under the Delaware law, the Company may withhold information from a stockholder who does not have a “proper purpose” or otherwise fails to comply with statutory requirements. The Company intends to make financial presentations at its annual stockholder meetings .

Stockholders Being Cashed Out. With respect to stockholders being cashed out, they will receive $.30 per share and will no longer be stockholders of the Company. Those who cease to be stockholders will not benefit from any future success the Company may achieve or share in any hardship the Company may suffer.

Effects of Reverse Stock Split on the Company’s 401(k) Plan.

The Company currently plans to maintain its 401(k) Plan. All of the participants in the 401(k) Plan are current or former employees of the Company. The Plan document requires that all investments permit the trustee to perform its administrative and operational functions. The trustee has advised the Company that if MPSI stock is non-marketable, it will no longer be able to perform its administrative and operational obligations, including valuing the stock and liquidating shares to facilitate distributions. Although the trustee of the 401(k) Plan has indicated orally to the Company that it does not at the present time consider Company stock unmarketable, for the reasons stated in this Proxy Statement the shares may become non-marketable in the future at which time the trustee will liquidate all Company stock in the 401(k) Plan unless the Company can retain an alternate trustee who is willing to administer the Company stock investment option on a cost effective basis in spite of the unmarketability of the shares. The Company does not expect to locate an independent trustee willing to administer separately the Company stock investment option because of the difficulty of valuing or liquidating non-marketable stock. For this reason, the Company is offering participants the option of selling to the Company the shares of Company stock allocated to their 401(k) Plan accounts at a price of $.30 per share.

The 401(k) Plan participants who do not accept the Company’s offer to purchase their shares at $.30 per share will retain such stock in their accounts. If, as expected, the trustee should at some future time determine that their stock has become non-marketable and the Company is unable to locate an independent trustee willing to administer separately the Company stock investment option on a cost effective basis, the Company will explore the possibility of retaining the Plan Administrative Committee to administer the MPSI stock investment option. Whether this can be done will depend upon (i) ERISA legal requirements, (ii) the willingness of the members of the Plan Administrative Committee to serve this role and (iii) the willingness of an independent third party to maintain the records of this investment option.

Even if the MPSI stock investment option can be maintained in the future, there will still be events requiring the liquidation of some of the MPSI stock. Borrowing against participant accounts and total or partial distributions from a particular participant’s account will require the liquidation of some shares of MPSI stock. Further, if no alternate trustee can be found, all of the MPSI stock will have to be liquidated. At such times there is unlikely to be a ready buyer for the stock other than the Company. When the 401(k) Plan is required to liquidate MPSI stock, the Company has indicated that it intends to offer to purchase MPSI stock, but such offer will be made at net book value per share, which, for reasons stated elsewhere in this Proxy Statement, may not represent fair market value. The Company does not intend to retain a valuation expert or take any other steps to determine the fair market value of the stock at such future times.

Of the approximately 138,000 shares of Company stock allocated to participants’ accounts in the 401(k) Plan, approximately 91,000 shares are allocated to the account of Ron Harper, Chairman of the Board and former chief executive officer of the Company. Mr. Harper has indicated orally to the Company that he does not intend to accept the Company’s offer to purchase at $.30 per share. Accordingly, all calculations within this Proxy Statement of the amount of 401(k) Company stock to be purchased at this time assume that all shares in the 401(k) Plan other than shares allocated to Mr. Harper’s account (a total of approximately 47,000 shares) will be sold to the Company at $.30 per share.

Fairness of the Reverse Stock Split to Unaffiliated Stockholders.

The Board determined that the reverse stock split was fair to all unaffiliated stockholders, both those who would remain stockholders and those who would be cashed out as a result of the reverse stock split.

Unaffiliated Stockholders Being Cashed Out.

The Board considered the fact that stockholders who will receive cash will have no control over the timing or price of the sale of their shares. However, the Board noted that there is limited liquidity currently for the Company’s common stock, and thus stockholders have limited choice as to timing and price, particularly if they wish to sell a large number of shares. Further, the Board recognized that holders of less than 100 shares (an “odd lot”) have historically been assessed relatively high brokerage fees in connection with such sales. Included in these odd-lot shareholdings were approximately 607 persons who held only two shares or less. The Board determined that the certainty of liquidity through the reverse stock split, together with the fact that odd-lot stockholders will not be required to incur brokerage costs, made the transaction fair, even taking into account the lack of control over timing and price.

Unaffiliated Stockholders who will Remain Stockholders.

The reverse stock split is fair to the unaffiliated stockholders who will remain stockholders following the reverse stock split because they have the potential to benefit from any reduction in operating costs the Company would realize in going private. Because those costs would not adversely affect the service the Company provides to its customers, the Board determined that the improved operations of the Company’s performance made the transaction fair to the remaining stockholders, even though they were not enjoying immediate liquidity because they would enjoy any increased value of the Company that might result from improved operations.

Regarding the increased ownership percentage for affiliated stockholders, the Board determined that, even under current ownership, the affiliated stockholders as a group have a substantial influence over the Company, and that the change in ownership would not greatly increase that influence.

Consideration of Procedural Fairness for Unaffiliated Stockholders.

The Board considered the procedural aspects of the approval of the reverse stock split, and determined that the procedure was fair to the unaffiliated stockholders, both those who would be cashed out and those who would remain stockholders.

The vote of a majority of the outstanding shares of the common stock entitled to vote on the reverse stock split will be required to approve it. The Board determined that approval by a majority of unaffiliated stockholders was not required to ensure the fairness of the transaction to the unaffiliated stockholders. To provide for approval by a majority of the unaffiliated stockholders where not required would improperly usurp the power of the holders of greater than a majority of the shares of the Company’s common stock to consider and approve the reverse stock split. Moreover, the reverse stock split has been unanimously approved by the directors, including the directors who are not employees of the Company. There are three non-employee directors on the Company’s six-member Board of Directors.

The Board did not consider it necessary to obtain legal counsel or appraisal services for unaffiliated stockholders at the Company’s expense, nor did the Board obtain an evaluation and fairness opinion by an independent financial analyst to determine the purchase price to be offered to the Company’s stockholders. Additionally, the Board did not engage an unaffiliated representative to negotiate on behalf of the unaffiliated stockholders. It was estimated that the cost of obtaining the indicated outside services would have constituted a significant portion of the Company’s net worth (approximately $148,000 at December

31, 2003). In deciding not to adopt these additional procedures, the Board determined that any benefit of an opinion of an independent analyst or an unaffiliated representative to the unaffiliated stockholders was outweighed by the costs that would be borne by all the remaining stockholders, both affiliated and unaffiliated, particularly considering that approximately 607 persons representing approximately 77% of the number of shareholders being cashed out hold only two shares or less..

The Board determined that the transaction was procedurally fair to unaffiliated stockholders who would remain stockholders because the affiliated stockholders, who are remaining stockholders, have the same incentives as unaffiliated stockholders in ensuring that the price paid in lieu of fractional shares does not adversely affect the Company’s liquidity. Unaffiliated stockholders’ interests are aligned with affiliated stockholders as both would have the potential to benefit from any reduction in operating costs the Company would realize in going private. Although the Board noted that the unaffiliated stockholders who would remain did not have the opportunity to liquidate their shares, unlike the stockholders who would be cashed out, the Board also noted that there is limited liquidity currently for the Company’s common stock, and thus stockholders have limited choice as to timing and price, particularly if they wish to sell a large number of shares.

The Board has not made any provision in connection with the reverse stock split to grant unaffiliated stockholders access to our corporate files, except as provided under the Delaware General Corporation Law. With respect to unaffiliated stockholders’ access to our corporate files, the Board determined that this Proxy Statement, together with the Company’s other filings with the SEC (including the reports provided to the stockholders with this Proxy Statement), provide adequate information for unaffiliated stockholders to make an informed decision with respect to the reverse stock split. The Board also considered the fact that under the Delaware General Corporation Law and subject to specified conditions set forth under Delaware law, stockholders have the right to review the Company’s relevant books and records of account.

Fairness of the Reverse Stock Split Ratio

At its November 2003 Board meeting, the Board concluded that the most fair approach would be to establish an exchange ratio which would reduce the number of stockholders of record to less than 300 (thereby achieving the objective of deregistration) while at the same time cashing out the least number of shareholders. To this end, it directed Messrs. Harper and Auten to establish an exchange ratio that reasonably could be expected to meet these objectives. Messrs. Harper and Auten examined several different exchange ratios and concluded that the ratio of 1 to 100 would achieve the Board’s objectives with sufficient cushion to allow for transactions prior to the meeting date that might affect the number of record stockholders.

Fairness of the Price.

Recognizing that it would be required to ascertain a fair price for MPSI common stock for purposes of the reverse stock split transaction, the Board commissioned director John McQueen to review relevant information and ascertain a fair price for the transaction. Mr. McQueen was selected by the Board based on his professional qualifications and relative independence. Mr. McQueen has been a practicing attorney, specializing in estate planning, including asset valuation, for over 40 years. He is also a certified public accountant. Further, Mr. McQueen is the only Board member who is neither an employee nor stockholder. Previously, Mr. McQueen has never determined a fair price for the stock of a public company. Over the past two years, Mr. McQueen has earned director fees in the amount of $10,500 but earned no additional compensation for this project. Mr. McQueen agreed to undertake the project with the help of Mr. Auten and Mr. Gustafson and to report back to the Board after the fiscal year 2003 financial results were available for inclusion in the analyses.

In analyzing the fairness of the price, the Board of Directors and director John McQueen sought to determine a price that would be paid in a transaction between willing and knowledgeable buyers and sellers to effectuate the purchase of the Company or its assets. The Board and John McQueen sought to determine a price that was fair both to those stockholders who would receive only cash in the reverse stock split, and those stockholders who would remain stockholders after the reverse stock split. The Board and John McQueen sought to balance paying an appropriate price to the cashed-out stockholders while retaining sufficient capital in the Company to stabilize and improve future performance.

On February 27, 2004, Mr. McQueen submitted his report to the Board of Directors on his determination of a fair price both to those stockholders who would receive only cash in the reverse stock split, and those stockholders who would remain stockholders after the reverse stock split. See Exhibit B for a copy of Mr. McQueen’s report. On March 8, 2004, the Board adopted the analysis and conclusions in Mr. McQueen’s report. The Board of Directors and Mr. McQueen considered many factors, discussed below, in reaching its conclusion as to the fairness of the price to be paid in lieu of fractional shares arising from the reverse stock split. The Board and Mr. McQueen did not assign any specific weights to the factors listed below, and individual directors may have given differing weights to different factors.

•	Scope of the Evaluation

The process utilized to derive information relevant to the pricing conclusion included review and consideration of the following sources:

(1)	publicly available financial information including the consolidated financial statements for the past several years up to and including December 31, 2003;

(2)	market information regarding the stock prices applicable to actual stock transactions during the last 12 months, including the pattern and history of bid and ask information reflected in the “pink sheets” and presumably reflective of investor interpretation of publicly-available financial information;

(3)	pro forma financial projections and underlying assumptions provided by management which represented reasonable estimates of likely future results to be used in discounted cash flow analyses (DCF);

(4)	evaluation of financial information relative to other companies comparable in size and extent of operations to MPSI in order to ascertain ranges of multiples based on revenue or profitability, whether applicable to ongoing stock pricing or to merger/acquisition transactions; and

(5)	actual offers to purchase the Company or significant blocks of its common stock within the last two years.

Although initially considered, neither the use of “liquidation values” nor “book value per share” was determined to yield fair price ranges relative to MPSI. As a service organization, MPSI’s principal assets are people and intellectual property (computer software and market databases). The Company holds relatively nominal amounts of hard assets, and the liquidation value of intellectual property is extremely difficult to ascertain absent an actual offer to purchase from a third party. The use of book value per share was also not deemed to be a relevant indicator of corporate valuation since the underlying net asset carrying values are based on historical costs rather than present market value.

•	Analysis of Market-Based Pricing

In the absence of a specific valuation by an independent buyer of the Company, one that would presumably take into account not only historical financial results and trends, but likely future results, the next best indicator of value is what willing buyers and sellers determined to be a proper per share price in the marketplace. In this case, MPSI’s common stock is traded over the counter in the pink sheets and is a thinly-traded stock. Over the twelve months ended February 13, 2004, only approximately 103,000 shares have traded at an average daily rate of just over 280 shares per day. Trading volume picked up in the last quarter of 2003 such that average daily trading volumes over the 90 days ended February 13, 2004 increased to approximately 425 shares per day. Only three single blocks of greater than 10,000 shares traded during the twelve months ended February 13, 2004 with the majority of transactions in the 300 – 600 share range.

Director John McQueen, because of the small volume of trading in MPSI stock and the potential impact of one small transaction, concluded that the most fair way to approach market-based pricing was to look at weighted average transaction price over a 90-day period (which should reflect market evaluation of the most current financial information available to the public). Over the past 90 days (ended February 13, 2004), the period during which recent financial information related to improving quarterly profitability has been available in the marketplace, the price of MPSI stock has fluctuated in the range of $.16 to $.51 closing “bid” and “ask,” respectively. During that same period, the weighted average transaction price was $.27 per share (including only one transaction at $.51). There has been an increase to a weighted average transaction price of approximately $.32 per share over the last 30 days ended February 13, 2004.

•	Cash Flow Analysis

Historical Analysis. Condensed summary cash flow information taken from public filings over the past five years indicates that the Company has generated positive average annual cash flow of approximately $179,000. As clearly set forth in the Company’s financial statements and as reflected in the cash flow results from year to year, there can be significant variance from one year to the next. However, in the absence of any significant change in business model and clientele, we believe that historical patterns form a reasonable basis for future expectations. A future projection of positive cash flow approximating that historical average would yield a present value per share of approximately $.27 using discounted cash flow analysis based on a discount factor of 5%* as compared to a transaction price of $.30 per share. These results appear to fall within the range of stock prices reflected in the marketplace and in the absence of counteracting evidence or assumptions, serve to ratify the actual stock pricing reflected recently in the marketplace.

*	The 5% discount rate was derived with reference to interest rates applicable to treasury securities and based in part upon the prime rate of interest during 2003.

Pro Forma Analysis (Going-Concern Analysis). For this analysis, Company management compiled financial statement projections using as the basis for those projections, (a) the present business model of the Company, (b) historical patterns of revenue growth / decline, (c) historical patterns of revenue erosion related primarily to non-recurring revenue from small customers, and (d) strategic plans for penetration and growth both within the present petroleum-oriented convenience retailing niche and relative to industry diversification initiatives to be accomplished over the next three to five years.

While the pattern of operating costs must be carefully evaluated in any discounted cash flow (“DCF”) computation, it is generally the pattern (volatility, recurrence, cyclicality) of revenue that is most problematic. In the case of MPSI, revenue has declined steadily over the last five years from $19 million in fiscal 1998 to $11 million in fiscal 2003. The rate of decline during the most recent fiscal year ended December 31, 2003 was approximately 13% compared with 2002. In its public financial statements management has discussed continuing attempts during the last several years to react to the lower number of customers in its traditional niche due to client mergers and general industry consolidation. In that environment it is difficult to predict a reasonable growth rate in the earnings stream. Management has publicly described its intent to diversify operations (still within the convenience retailing sector) through penetration of industries other than petroleum retailing. While it is likely that some success will change the pattern of earnings over time, and while management may indeed be able to grow revenue in new target sectors, normal start-up costs associated with those sectors may hamper commensurate growth at the bottom line. For purposes of this asset valuation, an average annual revenue growth rate of 3.5% was assumed based entirely on judgment about the timing and earnings impact of corporate growth initiatives.

The DCF relative to future operations was performed assuming a varying growth rate per year that averaged 3.5% overall for the period. Assuming the 3.5% average revenue growth rate and optimal cost management processes, the Company projected future cash flows from 2004 through 2008 aggregating $923,000, resulting in a valuation of $.24 per share as compared to a transaction price of $.30 per share.

•	Comparable Public Company Analysis

Unfortunately, most of MPSI’s principal competitors, the companies most likely to yield the best comparative results, are not public entities. As such, their financial information is not in the public domain and could not be applied in this evaluation.

In reviewing recent filings with the Securities and Exchange Commission specifically targeting change of ownership transactions most likely to yield information about valuation, only one company, Thompson Associates who was acquired in January 2003 by MapInfo Corporation, was identified as comparable to MPSI. However, the earning history of Thompson reflected significantly more positive trends than those of MPSI and the valuation information was therefore not readily adaptable to this evaluation.

•	Actual Offers for Company Stock

The Company did receive one offer to acquire approximately 1 million unissued common shares at a price of $.10 per share during the fourth quarter of fiscal 2003. That potential transaction was ultimately turned down by the Board such that it never proceeded to the point of being a relevant arms length exchange that might bear on stock valuation. The action of the Board did, however, suggest that at that point management believed the stock value to be in excess of $.10 per share. No other significant offers have been made during the last two years.

•	Conclusion

The best evidence of the value of any asset or a company is what a willing buyer will pay to a willing seller. In the absence of any actual offers to acquire MPSI as a business unit over the past three years, the best evidence of corporate value is represented by buyers and sellers in the market place who presumably set acceptable prices based upon public financial information about the Company and its trends. As reflected in the Company’s quarterly reports on Form 10-QSB during 2003, a modest improvement in quarterly results was reported in all but the first fiscal quarter. For the entire year of 2003 the Company reported break even net income compared with a substantial loss of $1.9 million in 2002. The trend of MPSI stock price throughout 2003 seemed to reflect increasing investor awareness of the improved results and indicates that perhaps the best measure of marketplace valuation is reflected in prices over the 90 days ended February 13, 2004. In that period investors would have had not only the most recent financial statements, but a compilation of financial statements whereby trends could be evaluated. Accordingly, it is concluded that the best evidence of price is reflected in the weighted average price at which actual trades of MPSI stock took place in the 90 days ended February 13, 2004. That weighted average price was approximately $.27 per share. A composite price of $.30 is a representative and fair price at which to value MPSI.

Comparison of present market-based pricing with pro forma financial estimates covering the next several years suggests that the $.30 per share price carries a premium of as much as $.06 or 20%. We believe that this premium, to whatever extent it exists, represents a fair benefit to those stockholders who will be required to relinquish their shares for cash in connection with the reverse stock split and de-registration transaction.

Federal Income Tax Consequences of the Reverse Stock Split.

The following are the material federal income tax consequences of the reverse stock split to the Company and all its stockholders. The conclusions in the following summary are not binding on the Internal Revenue Service and no ruling has been or will be obtained from the Internal Revenue Service in connection with the reverse stock split.

The discussion does not address all U.S. federal income tax considerations that may be relevant to certain Company stockholders in light of their particular circumstances. The discussion assumes that Company stockholders hold their shares of Company common stock as capital assets (generally for investment). In addition, the discussion does not address any foreign, state or local income tax consequences of the reverse stock split. The following summary does not address all U.S. federal income tax considerations applicable to certain classes of stockholders, including: financial institutions; insurance companies; tax-exempt organizations; dealers in securities or currencies; traders in securities that elect to mark-to-market; persons that hold Company common stock as part of a hedge, straddle or conversion transaction; persons who are considered foreign persons for U.S. federal income tax purposes; and persons who do not hold their shares of Company common stock as a capital asset.

You are urged to consult your own tax advisors as to the specific tax consequences of the reverse stock split, including applicable federal, foreign, state and local tax consequences to you of the reverse stock split in light of your own particular circumstances.

The Company.

The reverse stock split will be a tax-free reorganization described in Section 368(a)(1)(E) of the United States Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, the Company will not recognize taxable income, gain or loss in connection with the reverse stock split.

Stockholders Who Receive Shares Of New Common Stock.

A stockholder who receives only shares of new common stock in the transaction (i.e., a stockholder who owns a number of shares of old common stock equal to the product of 100 multiplied by a whole number) will not recognize gain or loss, or dividend income, as a result of the reverse stock split and the basis and holding period of such stockholder in shares of old common stock will carry over as the basis and holding period of such stockholder’s shares of new common stock.

A stockholder who receives both shares of new common stock and cash in the transaction (i.e., a stockholder who owns a number of shares of old common stock which is greater than 100 and is not equal to the product of 100 multiplied by a whole number) will be treated as having exchanged a portion of his shares of old common stock for the shares of new common stock and as having had the balance of his old shares redeemed by the Company in exchange for the cash payment. The portion of the transaction treated as a cash redemption of a portion of the old stock will be a taxable transaction to such stockholder, the consequences of which are described below (see, “Stockholders Who Receive Cash”). The portion of the transaction which is treated as an exchange of shares of old common stock for shares of new common stock will not be a taxable transaction for the stockholder and the stockholder will, therefore, not recognize gain or loss, or dividend income on that portion of the transaction, and the basis and holding period of such stockholder in the portion of his shares of old common stock exchanged for shares of new common stock will carry over as the basis and holding period of such stockholder’s shares of new common stock.

Stockholders Who Receive Cash.

Except as described in the paragraph captioned “Certain Shares Acquired by Exercise of Stock Options” below, the receipt by a stockholder of cash in lieu of fractional shares of new common stock pursuant to the reverse stock split will be treated as a redemption of stock and will be a taxable transaction for federal income tax purposes. The tax treatment of a redemption of stock is governed by Section 302 of the Code and, depending on a stockholder’s situation, will be taxed as either:

(a)       A sale or exchange of the redeemed shares, in which case the stockholder will recognize gain or loss equal to the difference between the cash payment and the stockholder’s tax basis for the redeemed shares; or

(b)       A cash distribution which is treated: (i) first, as a taxable dividend to the extent of the Company’s 2004 earnings and its earnings accumulated through December 31, 2003; (ii) then as a tax-free return of capital to the extent of the stockholder’s tax basis in the redeemed shares, and (iii) finally, as gain from the sale or exchange of the redeemed shares.

Amounts treated as gain or loss from the sale or exchange of redeemed shares will be capital gain or loss. Amounts treated as a taxable dividend are ordinary income to the recipient; however, a corporate taxpayer (other than an S corporation) is generally entitled to exclude a portion of a dividend from its taxable income.

Under Section 302 of the Code, a redemption of shares of stock from a stockholder as part of the reverse stock split will be treated as a sale or exchange of the redeemed shares if:

(a)       the reverse stock split results in a “complete termination” of stockholder’s interest in the Company;

(b)       the receipt of cash is “substantially disproportionate” with respect to the stockholder; or

(c)       the receipt of cash is “not essentially equivalent to a dividend” with respect to the stockholder.

These three tests are applied by taking into account not only shares that a stockholder actually owns, but also shares that the stockholder constructively owns pursuant to Section 318 of the Code. Under the constructive ownership rules of Section 318 of the Code, a stockholder is deemed to constructively own shares owned by certain related individuals and entities in addition to shares directly owned by the stockholder. For example, an individual stockholder is considered to own shares owned by or for his or her spouse and his or her children, grandchildren and parents (“family attribution”). In addition, a stockholder is considered to own a proportionate number of shares owned by estates or certain trusts in which the stockholder has a beneficial interest, by partnerships in which the stockholder is a partner, and by corporations in which 50% or more in value of the stock is owned directly or indirectly by or for such stockholder. Similarly, shares directly or indirectly owned by beneficiaries of estates of certain trusts, by partners of partnerships and, under certain circumstances, by stockholders of corporations may be considered owned by these entities (“entity attribution”). A stockholder is also deemed to own shares which the stockholder has the right to acquire by exercise of an option. Constructively owned shares may be reattributed to another taxpayer. For example, shares attributed to one taxpayer as a result of entity attribution may be attributed from that taxpayer to another taxpayer through family attribution.

A stockholder who receives only cash in the reverse stock split (i.e., owns fewer than 100 shares of old common stock) and does not constructively own any shares of new common stock after the reverse stock split, will have his interest in the Company completely terminated by the reverse stock split and will therefore receive sale or exchange treatment on his old common stock. That is, such a stockholder will recognize gain or loss equal to the difference between the cash payment and the stockholder’s tax basis for his old common shares.

A stockholder who receives only cash in the reverse stock split (i.e., owns fewer than 100 shares of old common stock) and would only constructively own shares of new common stock after the reverse stock split as a result of family attribution may be able to avoid constructive ownership of the shares of new common stock by waiving family attribution and, thus, be treated as having had his interest in the Company completely terminated by the reverse stock split. Among other things waiving family attribution requires (i) that the stockholder have no interest in the Company (including as an officer, director, employee, or stockholder) other than an interest as a creditor during the ten year period immediately following the reverse stock split and (ii) that the stockholder include an election to waive family attribution in the stockholder’s tax return for the year in which the reverse stock split occurs.

A stockholder who receives cash in the reverse stock split and immediately after the reverse stock split actually or constructively owns shares of new common stock, must compare (X) his percentage ownership immediately before the reverse stock split (i.e., the number of old common shares actually or constructively owned by him immediately before the reverse stock split divided by the number of shares of old common stock outstanding immediately before the reverse stock split) with (Y) his percentage ownership immediately after the reverse stock split (i.e., the number of new common shares actually or constructively owned by him immediately after the reverse stock split divided by the number of shares of new common stock outstanding immediately after the reverse stock split).

If the stockholder’s post reverse stock split ownership percentage is less than 80% of the stockholder’s pre-reverse stock split ownership percentage, the receipt of cash is “substantially disproportionate” with respect to the stockholder and the stockholder will, therefore, receive sale or exchange treatment on the portion of his shares of old common stock exchanged for cash in lieu of fractional shares.

If (i) the stockholder exercises no control over the affairs of the Company (e.g., is not an officer, director or high ranking employee), (ii) the stockholder’s relative stock interest in the Company is minimal, and (iii) the stockholder’s post reverse stock split ownership percentage is less than the stockholder’s pre-reverse stock split ownership percentage, the receipt of cash is “not essentially equivalent to a dividend” with respect to the stockholder and the stockholder will, therefore, receive sale or exchange treatment on the portion of his shares of old common stock exchanged for cash in lieu of fractional shares. For these purposes, actual and constructive ownership of less than 1% of the outstanding shares is clearly a relatively minimal ownership interest.

In all other cases, cash in lieu of fractional shares received by a stockholder who immediately after the reverse stock split actually or constructively owns shares of new common stock will probably be treated: (i) first, as a taxable dividend to the extent of the Company’s 2004 earnings and its earnings accumulated through December 31, 2004; (ii) then as a tax-free return of capital to the extent of the stockholder’s tax basis in the redeemed shares, and (iii) finally, as gain from the sale or exchange of the redeemed shares. If the amount treated as a tax free return of capital is less than the stockholder’s tax basis in the portion of his shares of old common stock treated as redeemed for cash, the remaining tax basis is (i) added to the stockholder’s tax basis for the shares of new common stock actually owned by the stockholder, or (ii) if the stockholder does not actually own any shares of new common stock, added to the tax basis of the shares of new common stock constructively owned by the stockholder.

Certain Shares Acquired by Exercise of Stock Options.

If a stockholder receives cash in lieu of fractional shares with respect to shares of old common stock which the stockholder acquired by exercising a stock option within the meaning of Section 422(b) of the Code (such options are commonly referred to as “qualified options” or “ISO’s”) and either (i) as of the effective date of the reverse stock split, the stockholder has held such shares for less than one year, or (ii) the incentive stock option pursuant to which the stockholder acquired the shares was granted less two years before the effective date of the reverse stock split, a portion of the cash received by the stockholder in lieu of fractional shares will be compensation income, subject to income tax withholding and employment taxes. Generally, the amount treated as compensation income will be equal to the excess of (A) the fair market value at the time the option was exercised of the shares of old common stock surrendered for the cash in lieu of fractional shares over (B) the exercise price for such shares of old common stock; however, if the cash received in lieu of the fractional shares is less than the fair market value at the time the option was exercised of the shares of old common stock surrendered for the cash in lieu of fractional shares, the amount treated as compensation income will be limited to the excess of (X) the cash received in lieu of the fractional shares over (Y) the stockholder’s tax basis for the shares of old common stock surrendered for the cash in lieu of fractional shares (generally, the amount paid for the shares). The tax treatment of the balance of the cash received in lieu of fractional shares will be determined under the principles described in the section captioned “Stockholders Who Receive Cash” above.

Tax Withholding.

Non-corporate stockholders of the Company may be subject to backup withholding at a rate of 28% on cash payments received in the reverse stock split. Backup withholding will not apply, however, to a stockholder who (1) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal, (2) who provides a certificate of foreign status on an appropriate Form W-8, or (3) who is otherwise exempt from backup withholding. A stockholder who fails to provide the correct taxpayer identification number on Form W-9 may be subject to a $50 penalty imposed by the Internal Revenue Service.

As stated above, the preceding discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the reverse stock split. You are urged to consult your own tax advisors as to the specific tax consequences to you of the reverse stock split, including tax return reporting requirements, the applicability and effect of foreign, federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

Pro Forma Balance Sheet Data.

The following pro forma balance sheet is based on historical data, adjusted to give effect to the cash payment for fractional shares resulting from the reverse stock split. The pro forma balance sheet data is based on the assumption that an aggregate of 15,000 pre-split shares will result in fractional shares and will be purchased by the Company for $.30 per share, an additional 47,000 pre-split shares reacquired from the Company’s 401(k) plan at $.30 per share, resulting, together with estimated transaction costs, in a total cash outlay of $57,000. We have not included pro forma income statement data as there will be no material change to the statement of operations as a result of the reverse stock split.

MPSI SYSTEMS INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets (Unaudited)

				Pro forma
				adjustments
				to reflect	Pro forma
	December 31,			reverse	balance at
	2002	2003	Ref.	stock split	December 31, 2003
ASSETS
Cash	$864,000	$892,000	(1)	$(4,000)	$835,000
			(2)	(14,000)
			(3)	(39,000)
Other current assets	1,949,000	1,348,000			1,348,000
Property and equipment, net of accumulated depreciation	652,000	363,000			363,000
Capitalized product development costs, net of accumulated amortization	1,076,000	621,000			621,000
Other noncurrent assets	715,000	286,000			286,000

Total assets	$5,256,000	$3,510,000			$3,453,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$4,278,000	$2,981,000			$2,981,000
Noncurrent liabilities	918,000	381,000			381,000
Common stock $.05 par value	146,000	146,000			146,000
Additional paid-in capital	13,145,000	13,145,000	(1)	(4,000)	13,088,000
			(2)	(14,000)
			(3)	(39,000)
Accumulated deficit and other accumulated comprehensive income	(13,231,000)	(13,143,000)			(13,143,000)

Total liabilities and stockholders’ equity	$5,256,000	$3,510,000			$3,453,000

(1)	To record cash payment by the Company to repurchase approximately 15,000 pre-split shares (150 fractional shares).

(2)	To record cash acquisition of approximately 47,000 pre-split (470 post-split) MPSI common shares from the Company 401(k) plan.

(3)	To record the expenses associated with the reverse stock split.

	December 31,
	2002	2003
Book value per share computations:
Net book value	$60,000	$148,000

Number of outstanding shares	2,912,000	2,912,000
Book value per share	$0.02	$0.05

Financial Information.

Included in our Annual Report for the year ended December 31, 2003, copies of which accompany this Proxy Statement and are incorporated herein by reference, are financial statements of the Company. Set forth below are selected operating and cash flow information from such financial statements.

Selected Operating and Cash Flow Information:

	December 31,
	2002	2003
Revenue	$12,201,000	$10,825,000
Operating income (loss)	(1,446,000)	110,000
Net income (loss)	(1,889,000)	1,000
Earnings (loss) per share	$(0.65)	$0.00
Net cash provided by operating activities	$1,651,000	$184,000
Net cash used by investing activities	(562,000)	(156,000)
Net cash used by financing activities	(900,000	—
Increase in cash	$189,000	$28,000

DESCRIPTION OF THE REVERSE STOCK SPLIT

Conversion of Shares.

The reverse stock split will be effected upon our filing of an amendment to our Certificate of Incorporation that will provide for the conversion and reclassification of each outstanding share of our common stock into One One-Hundredth (1/100) of a share of Company common stock in a reverse stock split. In the reverse stock split, you will receive one share of Company common stock for each 100 shares you hold of record immediately prior to the effective date of the reverse stock split, and you will receive cash in lieu of any fractional shares to which you would otherwise be entitled. The cash payment will be equal to $.30 per pre-split share. The following examples illustrate the effect of the reverse stock split on stockholders in various circumstances.

Example 1: Stockholders Owning Fewer Than 100 Shares of Record

On the effective date of the reverse stock split, Stockholder A owns of record 50 shares of Company common stock. Using the ratio of one share of common stock for each 100 shares outstanding immediately prior to the reverse stock split, Stockholder A would be entitled to receive only 0.5 shares of common stock. Because no fractional shares will be issued as a result of the reverse stock split, Stockholder A will not receive any common stock, but will instead receive a cash payment from the Company at the rate of $.30 per pre-split share. In this example, Stockholder A will receive $15.00 in cash and will no longer be a stockholder of the Company.

Example 2: Stockholders Owning 100 or More Shares of Record

On the effective date of the reverse stock split, Stockholder B owns of record 150 shares of Company common stock. Using the ratio of one share of common stock for each 100 shares outstanding immediately prior to the reverse stock split, Stockholder B will be entitled to receive 1.5 shares of common stock. Because fractional shares will not be issued as a result of the reverse stock split, Stockholder B will receive one share of common stock and $15.00 in cash (at the rate of $.30 per pre-split share) for his remaining 0.5 shares of common stock.

Authorized Capital Stock Following Reverse Split.

The amendment to our certificate of incorporation, a copy of which is attached as Exhibit A, will reduce the number of outstanding shares but will have no effect upon the number of shares which the Company is authorized to issue or the par value of such shares. The Board of Directors currently has, and will continue to have, authority to issue all authorized but unissued shares of capital stock at such times and for such considerations as the Board determines.

Legal Effectiveness and Conditions.

The reverse stock split will not be effected unless and until the Company’s stockholders approve the reverse stock split and the Board of Directors determines that: (i) the Company has available funds necessary to pay for the fractional shares resulting from the transaction; (ii) the Company has sufficient cash reserves to continue to operate its business; (iii) no event has occurred or is likely to arise that might have a materially adverse effect on the Company, and (iv) the reverse stock split will reduce the number of stockholders of record below 300. If those conditions are met, the Company will cause the exchange transfer agent (Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07016-3572) to send a Letter of Transmittal to all record holders of Company common stock as of the effective date of the amendment. The amendment and the reverse stock split will be effective upon filing with the Delaware Secretary of State, which we anticipate will be    , 2004.

On the effective date of the reverse stock split, each certificate representing a share of Company common stock outstanding immediately prior to the reverse stock split will be deemed, for all corporate purposes and without any further action by any person, to evidence ownership of the reduced number of shares of common stock and/or the right to receive cash for fractional shares. Each stockholder who owns fewer than 100 shares of record immediately prior to the reverse stock split will not have any rights with respect to the common stock and will have only the right to receive cash in lieu of the fractional shares to which he or she would otherwise be entitled.

Exchange of Stock Certificates.

The Letter of Transmittal will provide the means by which stockholders will surrender their stock certificates and obtain certificates evidencing the shares of Company common stock or cash to which they are entitled after the reverse stock split. If certificates evidencing common stock have been lost or destroyed, the Company may, in its full discretion, accept in connection with the reverse stock split a duly executed affidavit and indemnity agreement of loss or destruction in a form satisfactory to the Company in lieu of the lost or destroyed certificate. If a certificate is lost or destroyed, the stockholder must submit, in addition to other documents, a bond or other security satisfactory to the Board indemnifying the Company and all other persons against any losses incurred as a consequence of the issuance of a new stock certificate. Stockholders whose certificates have been lost or destroyed should contact the Company. Additional instructions regarding lost or destroyed stock certificates will be included in the Letter of Transmittal that will be sent to stockholders after the reverse stock split becomes effective.

Except as described above with respect to lost stock certificates, there will be no service charges or costs payable by stockholders in connection with the exchange of their certificates or in connection with the payment of cash in lieu of fractional shares. The Company will bear these costs.

The Letter of Transmittal will be sent to stockholders promptly after the effective date of the reverse stock split. Do not send in your stock certificate(s) until you have received the Letter of Transmittal. We expect that stockholders will receive cash in lieu of fractional shares within thirty days of surrendering their stock certificates. No interest will be paid on the cash payment.

Regulatory Approvals.

Aside from stockholder approval of the proposed amendment to the certificate of incorporation, the reverse stock split is not subject to any regulatory approvals.

Source of Funds and Expenses.

We estimate that approximately $18,000 will be required to pay for the fractional shares of Company common stock exchanged for cash in the reverse stock split and for the partial liquidation of MPSI common stock from the 401(k) plan. Additionally, the Company will pay all of the expenses related to the reverse stock split, which we estimate will be $39,000. All funds to pay for fractional shares and expenses will be generated by the Company’s operations.

Dissenters’ Rights.

Under the Delaware General Corporation Law and the Company’s certificate of incorporation and bylaws, the Company’s stockholders do not have the right to dissent from the reverse stock split and to receive a value for their shares in cash determined through an independent appraisal. Under Delaware law, this independent appraisal is made by a court based primarily upon expert testimony.

Market for Company Common Stock

The Company common stock currently trades over-the-counter on the pink sheets. Information in the table below reflects the high and low sales prices reported by Pink Sheets LLC. Over-the-counter quotations reflect inter-dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions.

	Low	High
Fiscal 2002
First Quarter Ended March 31	$0.10	$0.68
Second Quarter Ended June 30	0.39	0.75
Third Quarter Ended September 30	0.26	0.36
Fourth Quarter Ended December 31	0.06	0.32
Fiscal 2003
First Quarter Ended March 31	$0.11	$0.28
Second Quarter Ended June 30	0.11	0.15
Third Quarter Ended September 30	0.11	0.15
Fourth Quarter Ended December 31	0.11	0.51
Fiscal 2004
First Quarter Ended March 31	$0.17	$0.40

The 2,911,781 shares of common stock outstanding at December 31, 2003 were held by 882 stockholders of record. At that date, an additional 30,500 shares were subject to options to purchase common stock. The per share price on December 31, 2003 was $.16 and on April 2, 2004 was $.17.

Dividends.

The Company has not previously paid dividends on its common stock, and does not intend to do so following the reverse stock split.

Recommendation of the Board of Directors.

The Board of Directors, including those directors who are not employees of the Company, has unanimously approved the reverse stock split, and the Board unanimously recommends that the stockholders vote for approval and adoption of the proposed amendment to the certificate of incorporation that will effect the reverse stock split. All of the Company’s directors and executive officers have stated orally that they intend to vote their shares of common stock (and any shares with respect to which they have or share voting power) in favor of the proposed amendment. The directors and executive officers of the Company beneficially owned approximately 60% of the shares outstanding as of April 2, 2004.

BENEFICIAL OWNERSHIP OF SHARES; RECENT STOCK TRANSACTIONS

As of April 2, 2004, the Company had 2,911,780 shares of common stock issued and outstanding. The following table sets forth, to the Company’s knowledge as of April 2, 2004, the beneficial ownership of shares by each person or entity beneficially owning more than 5% of the common stock, each director, each nominee, and certain executive officers, individually, and all directors and executive officers as a group.

Amount and Nature of
Beneficial Ownership

	Beneficial Ownership
	of Common Stock
	Number	Percent
Name of Common Stockholder	of Shares	of Class
Ronald G. Harper (1)(2)	1,266,724	43%
John C. Bumgarner, Jr.	205,322	7%
Joseph C. McNay	242,722	8%
Bank of Oklahoma, N.A.	284,714	10%
RS Investment Management Co., LLC (3)	225,838	8%
Sanford Orkin	222,222	8%
James C. Auten (2)	1,166	*
Bryan D. Porto (2)	4,057	*
Bryan D. Gross (2)	13,893	*
Richard K. Abrams (2)	10,000	*
All officers and directors as a group (7 persons)	1,743,884	59%

*	Less than 1%.

(1)	Includes 201,024 shares of common stock held in trust for the benefit of Mr. Harper’s family, 479,209 shares held in trust for the benefit of certain charities. Mr. Harper has sole voting and investment power over all of the trust shares except for 198,524 shares over which he shares investment or voting power. Mr. Harper’s immediate family owns 194,253 shares. Mr. Harper disclaims beneficial ownership of these trust and family-held shares.

(2)	The indicated individuals are executive officers of the Company.

(3)	As reported in the Schedule 13G filed by the named person (among others), voting and dispositive power over the listed shares may be deemed shared among the RS Value Group, RSIM, LP, the RS Orphan Fund, LP and the RS Orphan Offshore Fund and the named person by reason of corporate relationships. Each such beneficial owner has the same address as that set forth above for the named person.

Affiliate Stock Transactions Since January 1, 2002.

Set forth below is a summary of transactions in the common stock of the Company from January 1, 2002 to the present by (a) the Company, (b) each executive officer and director of the Company or any subsidiary, (c) each 5% stockholder of the Company, (d) each executive officer and director of any corporation or other person in ultimate control of the Company, (e) any of the associates of the foregoing, and (f) any pension, profit-sharing or similar plans of the Company.

Stockholder	Affiliated Position	Transaction Date	Description	No. of Shares
John C. Bumgarner	Board member	Jan. 31, 2002	Purchased shares @ $.24 per share	145,322

Ronald G. Harper	Chairman, former president & CEO	Dec. 31, 2002	Increase in 401(k) holdings	42,758

Ronald G. Harper	Chairman, former president & CEO	Oct. 6, 2003	Adult child transferred personal holdings into family trust w/no change to beneficial holdings	62,887

James C. Auten	Officer	Dec. 31, 2003	Decrease in shares held in 401(k) resulting from loan	822

Ronald G. Harper	Chairman, former president & CEO	Jan. 29, 2004	Shares transferred from broker account within family trust with no change to beneficial holdings.	18,137

ELECTION OF DIRECTORS

Election of Directors.

Six directors are to be elected to serve until the next annual Meeting of Stockholders and until their respective successors are fully elected or appointed and qualified. All six of the nominees named below are presently directors of the Company. Unless authority to vote for the directors is withheld, it is intended that the shares represented by the enclosed Proxy will be voted FOR the election of all six nominees. In the event that any such nominee is unable or declines to serve for any reason, it is intended that proxies will be voted for the election of the balance of those nominees named and for such other persons as shall be designated by the present Board of Directors, or the Board of Directors may be reduced in accordance with the Bylaws of the Company. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve. An affirmative vote of a majority of the outstanding shares of common stock present and voting at the meeting is required for election of the six nominees to the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES NAMED IN THIS PROXY STATEMENT.

Information with Respect to Nominees.

The following table sets forth the nominees, their ages, a brief description of their recent business experience, including present occupations and employment, certain directorships held by each and the year in which each became a director of the Company. Effective October 15, 2002, Dr. David L. Huff resigned his position on the Board of Directors that had been held since 1982. On November 5, 2003, the Board unanimously agreed to offer a position on the Board to Dr. Bryan D. Gross. Effective November 11, 2003, Dr. Gross accepted that position. The remaining five Board members were elected at the Company’s Annual Meeting of Stockholders held on June 20, 2002 and have continued to serve since that time.

Name and Principal Occupation at Present	Director
and for the Past Five Years; Directorships	Since	Age
Ronald G. Harper(1) Mr. Harper, who founded the Company in 1970, has served as its President, Chairman of the Board and Chief Executive Officer since inception. Effective February 1, 2004, Mr. Harper stepped down as President and Chief Executive Officer but will remain the Company’s Chairman of the Board.	1970	65

Dr. Bryan D. Gross Dr. Gross was named President and Chief Executive Officer of MPSI effective February 1, 2004. Prior to this appointment, he served as Group Vice President of Technology and led the Core Product Re-engineering effort and Corporate Research activities. Dr. Gross joined MPSI in 1984 as Project Supervisor in Network Planning. He joined QuikTrip Corporation in 1991 as Manager of Statistical Research and Site Selection, returning to MPSI in 1997 as General Manager of Corporate Technology.	2003	47

John C. Bumgarner, Jr.(1)(2) Mr. Bumgarner recently retired from Williams Communications where he served as Chief Operating Officer. Prior to that, he served as Senior Vice President of Corporate Development and Planning of The Williams Companies, Inc., and President of Williams International. He is also a director of Energy Partners, Ltd. and James River Coal Company. Williams Communications filed for bankruptcy on April 22, 2002.	1982	61

Joseph C. McNay(1)(2) Mr. McNay has been the President, Director and Chairman of the Board of Essex Investment Management Company, Inc., a company engaged in investment and advisory services, since 1976. Mr. McNay is also a director of Regenerx Biopharmaceutical, Inc.	1982	70

John J. McQueen(2) Mr. McQueen has been in the private practice of law in the Tulsa area since 1959, retiring in 2002. He has also served as a certified public accountant with KPMG Peat Marwick, as a tax specialist with Warren Petroleum Corp., and as controller of Davis Investments, a company engaged in oil and real estate activities.	1982	83

Bryan D. Porto Mr. Porto was appointed Group Vice President of Regional Sales for the developing markets in 2002. He previously served as Group Vice President of Operations and Leveraged Diversification, Executive Vice President of MPSI’s Petroleum Services Division, and as Sr. Vice President – Retail Petroleum. He has served in marketing and network planning positions since joining MPSI in the Rio de Janeiro office in 1985.	1998	54

(1)	The individual identified is a member of the Compensation Committee.

(2)	The individual identified is a member of the Audit Committee.

Meetings of the Board and Committees of the Board.

During the fiscal year ended December 31, 2003, the Board of Directors held two regular meetings, one special meeting and had five Actions by Consent. All of the directors attended at least 75% of the meetings of the Board. To assist it in carrying out its duties, the Board of Directors has standing Compensation and Audit Committees. The Board of Directors does not have a standing Nominating Committee or a formal policy for shareholder communications to the Board of Directors. The Company’s small Board of Directors collectively considers nominations to the Board of Directors. The relatively small size and simple administrative structure of the Company permits shareholders easy access to the Company’s management and Board of Directors for any communications, including those pertaining to director nominations.

On May 18, 2000, the Board of Directors unanimously approved a written charter for the Audit Committee. The Audit Committee is comprised of three Board members considered to be independent of management and the Company as they have no relationship that may interfere with exercise of their independence. Information regarding the functions performed by the Committee, its memberships, and the number of meetings held during the fiscal year is set forth in the “Board Audit Committee

Report” included in this proxy statement. Both Joseph McNay and John McQueen of the Audit Committee qualify as “audit committee financial experts.”

The Committee annually reviews service fees from the Company’s independent auditors. A breakdown of those fees by category over the last two years is set forth in “Appointment of Independent Auditors” below. The Audit Committee has reviewed the fees and they do not believe that the provision of non-audit related fees impaired the independence of Tullius Taylor Sartain & Sartain LLP.

It is the policy and practice of the Audit Committee to pre-approve the provision of all audit and non-audit services of the Company’s independent auditors.

The Compensation Committee’s functions are to develop and monitor compensation arrangements. In performing these functions, the Compensation Committee approves salary ranges and actual salaries for all executive officers, monitors the effectiveness of and adopts changes as appropriate for all executive compensation programs, sets requirements for and evaluates performance under the executive compensation plans and approves all awards under such plans, and administers and makes awards, interpretations and other decisions under certain other employee benefit and compensation plans. The Compensation Committee held one meeting during the fiscal year ended December 31, 2003 and covered additional compensation matters during the regular Board meetings. See also “Compensation of Directors and Officers—Board Compensation Committee Report on Executive Compensation.”

Board Audit Committee Report.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors’ independence.

The Committee discussed with the Company’s independent auditors the overall scope and plans for their audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held four meetings during fiscal year 2003. John McQueen attended all four meetings, and John Bumgarner and Joseph McNay attended one meeting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-KSB for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

The Audit Committee
 John C. Bumgarner, Jr.
 Joseph C. McNay
 John J. McQueen

Information With Respect to Certain Executive Officers.

The following table sets forth the executive officers who are not also directors of the Company. Similar information regarding executive officers who are also directors is set forth above in the section “Information with Respect to Nominees.” If such officer has been employed by the Company for less than five years, other background information and experience is listed. All officers of the Company serve at the pleasure of its Board of Directors, and there exists no arrangement or understanding among any of the Company’s executive officers with any other person pertaining to their selection to serve in such position.

Name and All Positions	Serving in Current
And Office Held Within The Company	Position Since	Age
James C. Auten Mr. Auten was appointed Vice President and Chief Financial Officer in 1996. Mr. Auten joined MPSI in 1984 as Corporate Controller and held such position until December 1992 when he was appointed Principal Accounting Officer. Prior to joining MPSI, Mr. Auten was with KPMG Peat Marwick accounting team.	1996	55

Richard K. Abrams Mr. Abrams was appointed Group Vice President, Regional Sales in 2001. Prior to joining MPSI in 2000 as Managing Director of Europe and Africa, he served in various executive positions with Caltex Corporation around the world. Mr. Abrams currently resides in Bristol, England.	2001	55

Section 16(a) Beneficial Ownership Reporting Compliance.

Based upon a review of Forms 3, 4 and 5 furnished to the Company with respect to its most recent fiscal year, the Company has determined that reports required pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, were filed on a timely basis.

Past Contacts, Transactions, Negotiations and Agreements.

Related Transactions.

In February 1999, the Company obtained an exclusive license to incorporate in a new suite of products a software modeling engine, Huff 2000, developed by Dr. David L. Huff, a member of the Company’s Board of Directors since 1982. Since Dr. Huff’s resignation from the Board effective October 2002, this agreement has been inactive.

Offer to Purchase Shares.

Ron Harper, the then CEO of the Company, received an offer to acquire approximately 1 million unissued common shares at a price of $.10 per share during the fourth quarter of fiscal 2003. That potential transaction was turned down by the CEO and the Board.

Controls and Procedures.

We have carried out an evaluation, under the supervision and with the participation of the Company’s management, including the Company’s Chief Executive Officer and the Company’s Chief Financial Officer, of the effectiveness of our disclosure controls and procedures, as such term is defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Securities and Exchange Act of 1934, as amended. Based upon the evaluation, the Company’s Chief Executive Officer and the Company’s Chief Financial Officer concluded that our disclosure controls and procedures are effective in timely alerting them to material information relating to the Company (including its consolidated subsidiaries) that is required to be included in our periodic SEC filings. There have been no significant changes in our internal controls over financial reporting that could significantly affect those controls subsequent to the date of such evaluation. There were no significant deficiencies or material weaknesses identified in the evaluation and therefore, no corrective actions were taken.

Code of Ethics

The Company has not adopted a Code of Ethics as described in Item 406(b) of Regulation S-B because it believes such a code is unnecessary in light of the Company’s size, history and other employee policies.

COMPENSATION OF DIRECTORS AND OFFICERS

Summary Compensation Table.

The following table summarizes the compensation paid over the last three completed fiscal years to the Company’s CEO and the other executive officers of the Company who received compensation of $100,000 or more during the fiscal year ended December 31, 2003.

Summary Compensation Table

					Long Term Compensation
		Annual Compensation			Awards Payouts
				Other				All
				Annual				Other
				Compen-	Restricted		LTIP	Compen-
Name and			Bonus	sation	Stock	Options/	Payouts	sation
Principal Position	Year	Salary ($)	($)	($) (1)	Awards	SARS (#)	($)	($) (2)
Ronald G. Harper	2003	$208,434	—	$9,000	—	—	—	$12,218
Chairman of the Board	2002	231,285	—	9,000	—	—	—	11,318
	2001	220,298	—	9,000	—	—	—	11,218
Bryan D. Gross	2003	140,470	—	—	—	—	—	5,560
President and CEO	2002	151,315	—	—	—	—	—	5,837
	2001	145,340	10,000	—	—	—	—	4,240
Bryan D. Porto	2003	137,193	—	—	—	—	—	5,455
Group Vice President,	2002	147,791	—	—	—	—	—	5,421
Operations & Diversification	2001	145,002	—	—	—	—	—	5,719
James C. Auten	2003	98,178	—	—	—	—	—	2,628
Group Vice President and	2002	107,105	—	—	—	—	—	2,609
Chief Financial Officer	2001	105,482	—	—	—	—	—	2,774
Richard K. Abrams	2003	136,000	—	6,888	—	—	—	11,336
Group Vice President,	2002	144,996	—	6,888	—		—	13,861
Convenience Retailing	2001	144,996	4,929	6,888	—	—	—	2,839

(1)	Represents automobile lease paid/auto allowance.

(2)	The components of “All Other Compensation” for the fiscal years ended December 31, 2003, 2002, and 2001 include (a) Company matching contributions to the Company’s 401(k) defined contribution plan (Mr. Harper—$6,000, $5,100, and $5,000; Mr. Porto — $4,434, $4,400, and $4,698; Mr. Auten—$1,607, $1,588, and $1,753; and Dr. Gross—$4,539, $4,816 and $3,219, respectively); and (b) supplemental life insurance premiums paid by the Company (Mr. Harper—$6,218, $6,218, and $6,218, Mr. Porto—$1,021, $1,021, and $1,021; Mr. Auten—$1,021, $1,021, and $1,021, and Dr. Gross—$1,021, $1,021 and $1,021, respectively).

Mr. Abrams is a resident of the United Kingdom and participates in comparable plans – Company match for the pension plan was $7,198 in 2003, $9,360 in 2002, and $4,329 in 2001. Supplemental life insurance premiums paid by the Company were $4,138 in 2003, $4,501 in 2002, and $1,580 in 2001.

Options Exercised Table.

The following table sets forth information concerning each exercise of stock options by the named executive officers during the fiscal year ended December 31, 2003, together with information concerning unexercised options held by the named executive officers:

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Options/SAR Values

(a)	(b)	(c)	(d)	(e)
			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-the-Money
	Shares Acquired on		Options/SARs at FY-End (#)	Options/SARs at FY-End ($)
Name	Exercise (#)	Value Realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable
James C. Auten	*	*	— / —	— / —
Bryan D. Porto	*	*	— / —	— / —
Bryan D. Gross	*	*	13,000/ —	— / —
Richard K. Abrams	*	*	10,000/ —	— / —

*	None exercised during the period.

Employment Contracts and Severance Arrangements.

Historically the Company’s employees are employed “at will” and are not subject to employment agreements, except with respect to certain European employees. Executive officers who are subject to employment agreements include MPSI’s new President and Chief Executive Officer, Dr. Bryan Gross, and the Vice President of MPSI’s Europe/Africa operations, Richard Abrams.

Dr. Gross’ employment agreement was effective February 1, 2004 at which time his appointment to the indicated positions became effective. The term of the employment agreement is for three years. It establishes a base salary of $182,000 annually subject to periodic adjustment based on a change in the Consumer Price Index. All other benefits are in accordance with MPSI’s standard benefit plans applicable to all employees except that (a) Dr. Gross will receive 90 days’ notice in the event of termination together with severance at double the rate applicable to the general employee population, (b) Dr. Gross is eligible for certain bonus payments relative to 2004 liquidity growth, revenue growth, and industry diversification, and (c) Dr. Gross is to be paid 5% of all proceeds in excess of $3.0 million in the event the Company is sold.

Richard Abrams is a resident of the United Kingdom and in accordance with standard employment practices in that country is employed subject to an employment agreement between he and MPSI Systems Ltd. The agreement was effective May 29, 2000 and continues in force subject to 90 days’ notice of termination by either party. Annual salary reviews are required and have resulted in the compensation benefits set forth in the Summary Compensation Table herein. The agreement further entitles Mr. Abrams to standard employment benefits in the UK, including pension, healthcare, life insurance, a company car and various office equipment. The agreement contains confidentiality and non-competition provisions in the event of termination.

The Company maintains a severance policy applicable to all full-time regular employees with at least one year of full-time service. Eligible employees are those who are terminated as the result of (1) a reduction of the Company’s work force, (2) elimination of a job or position, (3) inability to satisfactorily perform required responsibilities, or (4) relocation of applicable Company facilities. The amount of severance paid is based upon the employee’s base salary and length of service, and includes payment for vested but unused vacations and pro rated automobile allowances, if applicable. In March 2003, the Company revised its severance policy for all employees. As a result of that revision, no employee was entitled to severance in excess of $100,000 in 2003; however, effective in 2004, Dr. Gross will be entitled to severance in the amount of $105,000.

Board Compensation Committee Report on Executive Compensation.

The Compensation Committee of the Board of Directors (the “Committee”) is composed of Ronald G. Harper, Chairman of the Board of Directors and independent outside directors, John C. Bumgarner, Jr. and Joseph C. McNay. The Committee held one meeting during fiscal year 2003 and all of the members of the Committee attended the meeting. The Committee is responsible for overseeing and administering the Company’s executive compensation program described below.

The executive compensation program of the Company is reviewed and approved annually by the Committee and is designed to serve the interests of the Company and its stockholders by aligning executive compensation with stockholder objectives and to encourage and reward management initiatives and good performance. Specifically, the executive compensation program seeks to:

(i) implement compensation practices which allow the Company to attract and retain highly qualified executives and maintain a competitive position in the executive marketplace with employers of comparable size and in similar lines of business;

(ii) enhance the compensation potential of executives who are in the best position to contribute to the development and success of the Company by providing the flexibility to compensate individual performance; and

(iii) directly align the interest of executives with the long-term interest of stockholders through compensation opportunities in the form of common stock ownership.

These objectives are met through a program comprised of base salary and annual cash or stock incentive awards, which are tied to operating performance, and long-term incentive opportunities primarily in the form of incentive stock options.

Salary.

The Committee considers annual salary adjustments for the Company’s executive officers, including those named in the Summary Compensation Table. Salary adjustments are designed to reflect internal comparability, organizational considerations and competitive data provided by outside surveys. As a general rule, salary ranges are targeted toward the median of survey results.

Incentive Awards.

Executives are periodically eligible for cash awards annually based upon financial and nonfinancial results relative to pre-established performance targets and objectives. No such cash awards were paid to executive officers in any of the years during the three-year period ended December 31, 2003 due to the Company’s vulnerable operating position. For fiscal year 2004, incentive bonus plans have been put into place for Ronald Harper and Dr. Bryan Gross. Mr. Harper is eligible for incentive bonuses in the event that he is successful in achieving certain strategic business diversification objectives. Dr. Gross is eligible for incentive bonuses tied to growth in Company liquidity and revenues as well as to the achievement of business diversification. As amounts potentially due under such incentive plans are variable depending upon the degree of uplift experienced by the Company, it is not possible at this time to quantify the potential bonuses that could be awarded, if any.

Stock Options.

The Company’s 1998 Stock Option Plan, approved by the stockholders in 1998, permits the Committee to grant incentive or nonstatutory stock options to executive officers. The plan provides for stock option awards giving executives the right to purchase common stock over a five-year period at the fair market value per share as of the date the option is granted. Options generally become exercisable in three equal annual installments beginning one year after grant. Neither Mr. Harper nor any other members of the Compensation Committee are eligible to participate in the stock option plan. At April 2, 2004 there are options representing 23,000 shares outstanding under The 1998 Stock Plan applicable to the named executive officers.

Chief Executive Officer Compensation.

During 2003, the Company implemented an across-the-board salary reduction of approximately 10% applicable to all employees. This was one of several measures undertaken in order to reduce the Company’s expense base in light of revenue trends. Accordingly, the compensation of Ronald Harper was reduced from $231,285 in 2002 to $208,434 effective April 1, 2003. Effective February 1, 2004, Mr. Harper relinquished the responsibilities of day-to-day operational management to Dr. Bryan Gross who became the Company’s President and Chief Executive Officer on that date. The Compensation Committee has retained the same level of base salary for Mr. Harper during 2004 (subject to incentive bonuses as described above) in recognition of transitional assistance he will provide to Dr. Gross and for his ongoing activities associated with Company diversification initiatives. The Compensation Committee established new compensation parameters for Dr. Gross as described under “Employment Agreements and Severance Arrangements” above, which took effect from February 1, 2004.

The Compensation Committee
John C. Bumgarner, Jr.
Ronald G. Harper
Joseph C. McNay

Compensation Committee Interlocks and Insider Participation.

Ronald G. Harper, Chief Executive Officer of the Company, is the only member of the Compensation Committee who is also an employee or officer of the Company.

Directors’ Compensation.

Members of the Board of Directors who are employees of the Company receive no additional compensation as a result of their service as directors. Directors who are not employees of the Company are compensated at the rate of $1,500 for each board meeting attended and are reimbursed for any out-of-pocket expenses incurred in attending meetings.

Performance Graph.

The following graph sets forth the yearly percentage change in the cumulative total shareholder return on the Company’s common stock during the preceding five fiscal years ended December 31, 2003 compared with the cumulative total returns of the NASDAQ Stock Market—U.S. index and an industry peer group. The comparison assumes $100 was invested on December 31, 1998 in the Company’s common stock and in each of the foregoing indices and assumes reinvestment of dividends.

COMPARISON OF 63 MONTH CUMULATIVE TOTAL RETURN*

AMONG MPSI SYSTEMS INC, THE NASDAQ STOCK MARKET (U.S.) INDEX,
AND A PEER GROUP

DOLLARS
250
200
150
100
50
0
9/98
9/99
9/00
9/01
12/01
12/02
12/03
MPSI SYSTEMS, INC.
NASDAQ STOCK MARKET (U.S.)
PEER GROUP

* $100 invested on 9/30/98 in stock or index-
including reinvestment of dividends.
Fiscal year ending December 31.

Graph produced by Research Data Group, Inc.

Research Data Group	Peer Group Total Return Worksheet

MPSI SYSTEMS INC

	Cumulative Total Return

	9/98	9/99	9/00	9/01	12/01	12/02	12/03
MPSI SYSTEMS, INC	100.00	233.33	161.16	37.78	30.22	17.78	27.11
NASDAQ STOCK MARKET (U.S.)	100.00	130.75	176.79	74.91	96.96	68.65	108.18
PEER GROUP	100.00	87.65	124.32	99.74	132.08	111.18	134.19

For comparative purposes, the Company has identified a peer group including companies who are competitors or who are known to provide services similar to those provided by the Company. The peer group companies are CACI International Incorporated, Information Resources Incorporated, Equifax Incorporated, Dun & Bradstreet, Acxiom Corporation, SEI Investments Company, and Fair Issac & Company, Inc.

APPOINTMENT OF INDEPENDENT AUDITORS

The Company’s Board of Directors has reappointed Tullius Taylor Sartain & Sartain LLP, the independent auditors who examined the consolidated financial statements of the Company for the fiscal year ended December 31, 2003, to act as the Company’s independent auditors for the current fiscal year, subject to ratification by the stockholders. The decision of the Board of Directors to reappoint Tullius Taylor Sartain & Sartain LLP is based on the recommendation of the Audit Committee. In making its recommendation, the Audit Committee reviewed the auditor’s independence, the audit scope and audit fees. Representatives of Tullius Taylor Sartain & Sartain LLP will attend the Annual Meeting and will be prepared to answer stockholders’ questions but do not plan to make a presentation.

An affirmative vote of a majority of the outstanding shares of common stock present and voting at the meeting is required for ratification of the appointment of the independent auditors.

Audit Fees.

The aggregate audit fees billed or to be billed by Tullius Taylor Sartain & Sartain LLP for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Forms 10-QSB and services that are normally provided by the accountant in connection with performance of the annual audit were approximately $77,000 and $60,000 for the years ended December 31, 2002 and 2003, respectively.

Audit Related Fees.

The aggregate fees billed for professional services rendered by Tullius Taylor Sartain & Sartain LLP for audit related services rendered in connection with the audits of the Company’s 401(k) Plan and consultation on accounting standards or transactions were approximately $10,000 and $1,000 for the years ended December 31, 2002 and 2003, respectively.

Tax Fees.

The aggregate fees billed or to be billed for professional services rendered by Tullius Taylor Sartain & Sartain LLP for tax compliance, tax advice and tax planning were approximately $10,000 and $1,000 for the years ended December 31, 2002 and 2003, respectively.

All Other Fees.

There were no other fees billed by Tullius Taylor Sartain & Sartain LLP for professional services other than those reported in the categories above for the years ended December 31, 2002 and 2003, respectively.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF ITS SELECTION OF INDEPENDENT AUDITORS.

OTHER MATTERS

The Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Whether or not you intend to be present at this meeting, you are urged to return your proxy promptly. If you are present at this meeting and wish to vote your shares in person, your proxy may be revoked upon request.

STOCKHOLDER PROPOSALS

To be considered for presentation at the Annual Meeting of Stockholders to be held in 2005, a stockholder proposal must be received by the Secretary at the offices of the Company at the address set forth in the first page of this Proxy Statement, not later than January 31, 2005.

METHOD OF PROXY SOLICITATION

The entire cost of this solicitation of proxies will be borne by the Company. The Company’s directors, officers, and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. The Company will, if requested, reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials to their principals. If the Company adjourns the stockholders’ meeting and if new proxies are required under applicable law, new proxies will be solicited in accordance with this paragraph.

INCORPORATION BY REFERENCE

The Annual Report on Form 10-KSB as amended which contains the audited financial statements for the Company for the year ended December 31, 2003 accompanies this Proxy Statement and is hereby incorporated by reference.

By Order of the Board of Directors

LINDA K. WELLS Secretary

Tulsa, Oklahoma
                   , 2004

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED PREPAID ENVELOPE.

EXHIBIT A

CERTIFICATE OF AMENDMENT
OF THE CERTIFICATE OF INCORPORATION
OF MPSI SYSTEMS INC.

     MPSI Systems Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     FIRST: That the Certificate of Incorporation of said corporation is hereby amended by changing paragraph (4) to Article FOURTH thereof to read in its entirety as follows:

     ”(4) On the effective date of this amendment to the Certificate of Incorporation (the “Effective Date”), the Common Stock will be reverse split on a one-for-one-hundred basis so that each share of Common Stock issued and outstanding immediately prior to the Effective Date shall automatically be converted into and reconstituted as one-one hundredth of a share of Common Stock (the “Reverse Split”). No fractional shares will be issued by the corporation as a result of the Reverse Split. In lieu thereof, each shareholder whose shares of Common Stock are not evenly divisible by one hundred will receive cash in lieu of the fractional shares. The price payable by the corporation will be $.30 per each pre-split share that is converted into a right to cash. No change shall be effected in the par value of the Common Stock as a result of the Reverse Split.”

     SECOND: That the capital of said corporation will not be reduced under or by reason of said amendment.

     THIRD: That the Board of Directors of said corporation duly adopted resolutions which set forth the foregoing amendment, declared that this amendment is advisable and directed that this amendment be submitted for action by the corporation’s stockholders.

     FOURTH: An annual meeting was called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, and a majority of outstanding stock entitled to vote thereon approved the foregoing amendment.

     FIFTH: The foregoing amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

     SIXTH: That this Certificate of Amendment shall be effective upon its filing with the Secretary of State of the State of Delaware.

     IN WITNESS WHEREOF, MPSI Systems Inc. has caused this Certificate of Amendment of the Certificate of Incorporation to be signed and executed in its name and behalf by Bryan D. Gross, its President, and attested by Linda K. Wells, its Secretary, this    day of    , 2004.

MPSI SYSTEMS INC.

By:
Bryan D. Gross, President

Attest:

By:	Secretary

EXHIBIT B

REPORT BY
JOHN MCQUEEN

February 27, 2004

Board of Directors
MPSI Systems Inc.
4343 South 118th East Avenue
Tulsa, OK 74146

Gentlemen:

     At its regularly scheduled Board meeting on November 5, 2003 the Board of Directors of MPSI Systems Inc. (“MPSI”), of which I am a member, commissioned me to provide an appraisal of the Company for the purpose of determining a fair per share price that will apply to an upcoming privatization transaction to be accomplished by a reverse stock split. I understand that (a) the Board has adopted, subject to stockholder approval, a resolution that management of MPSI initiate a process whereby the Company shall de-register all of its $.05 par value common stock, (b) the process will entail a reverse stock split designed to reduce the number of stockholders of record below 300, and (c) the proposed reverse stock split at the ratio of one share for each 100 shares surrendered, will have the effect of cashing out certain stockholders who either own less than 100 shares or who will receive cash in lieu of fractional shares which may result in the conversion.

     You have requested my opinion as a financial professional who has significant historical knowledge about the Company but is independent with respect to this transaction. I submit to you that I presently do not hold, nor have I held at anytime within the last five years, any MPSI stock. As a certified public accountant and lawyer that has been in practice for more than 40 years in the financial planning arena, I believe I am both qualified and independent.

     In connection with the opinion, I have, among other things; (a) reviewed certain publicly available financial information and other data with respect to MPSI, including the consolidated financial information for recent years and for the year ended December 31, 2003; (b) reviewed where available certain other relevant financial and operating information; (c) reviewed the financial terms and conditions of the reverse stock split transaction; (d) reviewed certain publicly available information regarding the trading of and pricing for MPSI common stock; (e) reviewed nonpublic financial projections and assumptions provided to me by MPSI management. With respect to this information, I did not assume any obligation to independently verify the information, but relied upon the assumption that information obtained from public records and from management was accurate and complete. In discussions with the representatives of senior management of MPSI, I relied on statements that there have been no material changes in the Company’s financial condition, results of operations, basic lines of business, and business prospects since the date of the last publicly available information.

     My opinion is based upon the economic, financial, and market conditions that existed at the time and date of the preparation of this opinion. It is my opinion that as of the date of this letter, there exists sufficient relevant information to conclude that a price of $.30 per common share is fair to both those stockholders who will receive either partial or full cash compensation for shares surrendered and to those stockholders who are unaffected by cash-out procedures. Set forth in Attachments A through C is supporting information for my conclusions.

Respectfully submitted,

/s/
John J. McQueen

Attachment A to
Exhibit B

SCOPE OF THE EVALUATION

Evaluation Criteria

     The process utilized to derive information relevant to the pricing conclusion included review and consideration of the following sources:

(1)	publicly available financial information including the consolidated financial statements for the past several years up to and including December 31, 2003;

(2)	market information regarding the stock prices applicable to actual stock transactions during the last 12 months, including the pattern and history of bid and ask information reflected in the “pink sheets” and presumably reflective of investor interpretation of publicly-available financial information;

(3)	pro forma financial projections and underlying assumptions provided by management which represented reasonable estimates of likely future results to be used in discounted cash flow analyses (DCF);

(4)	evaluation of financial information relative to other companies comparable in size and extent of operations to MPSI in order to ascertain ranges of multiples based on revenue or profitability, whether applicable to ongoing stock pricing or to merger/acquisition transactions;

(5)	actual offers to purchase the Company or significant blocks of its common stock within the last two years.

     Although initially considered, neither the use of “liquidation values” nor “book value per share” was determined to yield fair price ranges relative to MPSI. As a service organization, MPSI’s principal assets are people and intellectual property (computer software and market databases). The Company holds relatively nominal amounts of hard assets, and the liquidation value of intellectual property is extremely difficult to ascertain absent an actual offer to purchase from a third party. The use of book value per share was also not deemed to be a relevant indicator of corporate valuation since the underlying net asset carrying values are based on historical costs rather than present market value.

Analysis of Historical Financial Information

     The factors which drive daily marketplace stock transactions are many and varied. However, it is reasonable to presume that one of the factors heavily reflected in marketplace pricing is the historical financial performance of the Company as set forth in its periodic filings with the Securities and Exchange Commission. The most recent financial filing available in the marketplace is the Company’s annual report on Form 10-KSB which was filed February 13, 2004.

     Condensed summary cash flow information (see Attachment B) taken from public filings over the past several years indicates that the Company has generated positive average annual cash flow of approximately $179,000. As clearly set forth in the Company’s financial statements and as reflected in the cash flow results from year to year, there can be significant variance from one year to the next. However, if one presumes, in the absence of any significant change in business model and clientele, that historical patterns form a reasonable basis for future expectations, a continuation of positive cash flow approximating that historical average would yield a present value per share of approximately $.27 using Discounted Cash Flow analysis based on a discount factor of 5%*. These results appear to fall within the range of stock prices reflected in the marketplace and in the absence of counteracting evidence or assumptions, serve to ratify the actual stock pricing reflected recently in the marketplace.

*	The 5% discount rate was derived with reference to interest rates applicable to treasury securities and based in part upon the prime rate of interest during 2003.

Analysis of Market-Based Pricing

     In the absence of a specific valuation by an independent buyer of the Company, one that would presumably take into account not only historical financial results and trends, but likely future results, the next best indicator of value is what willing buyers and sellers determined to be a proper per share price in the marketplace. In this case,

MPSI’s common stock is traded over the counter in the pink sheets and is admittedly a thinly traded stock. Over the last twelve months only approximately 103,000 shares have traded at an average daily rate of just over 280 shares per day. Set forth in Attachment C is a table summarizing the stock transactions during the twelve months ended February 13, 2004 – the basis for the summary information set forth herein. Trading volume picked up in the last quarter of 2003 such that average daily trading volumes over the last 90 days increased to approximately 425 shares per day. Only three single blocks of greater than 10,000 shares traded during the twelve months with the majority of transactions in the 300 – 600 share range.

     Over the past 90 days (ended February 13, 2004), the period during which recent financial information related to improving quarterly profitability has been available in the marketplace, the price of MPSI stock has fluctuated in the range of $.16 to $.51 closing “bid” and “ask”, respectively. During that same period the weighted average transaction price was $.26 per share (including only one transaction at $.51). There has been an up-tick to a weighted average transaction price of approximately $.32 per share over the last 30 days. Therefore, based upon market activity representing exchange transactions between arms-length buyers and sellers, a proper valuation range would appear to be between $.26 and $.32 per share.

Analysis of Pro Forma Financial Expectations

     For this analysis, Company management compiled financial statement projections using as the basis for those projections, (a) the present business model of the Company, (b) historical patterns of revenue growth / decline, (c) historical patterns of revenue erosion related primarily to non-recurring revenue from small customers, and (d) strategic plans for penetration and growth both within the present petroleum-oriented convenience retailing niche and relative to industry diversification initiatives to be accomplished over the next three to five years. As this information is highly confidential strategic information, the details are not presented in this document. Relevant high points are set forth below.

     The critical issues underlying the financial projections were discussed with Company management and utilized in the evaluation of DCF from anticipated future operations. As was the case with DCF computations noted above, a discount rate of 5% was applied to expected future cash flows.

     DCF analysis involves the estimation of the current or present value of expected future cash flows for a firm or asset, based on an estimate of the risk of those cash flow, the growth rate of those cash flows, and the time period / pattern over which those cash flows will be received. The basic premise of DCF analysis is that the economic value of a firm or asset is based on the expected earnings that can be generated by that firm or asset. While the pattern of operating costs must be carefully evaluated in any DCF computation, it is generally the pattern (volatility, recurrence, cyclicality) of revenue that is most problematic.

     In the case of MPSI, revenue has declined steadily over the last five years from $19 million in fiscal 1998 down to $11 million in fiscal 2003. The rate of decline during the most recent fiscal year ended December 31, 2003 was approximately 13% compared with 2002. In its public financial statements management has referenced continuing attempts during the last several years to react to the lower number of customers in its traditional niche due to client mergers and general industry consolidation. In that environment it is difficult to predict a reasonable growth rate in the earnings stream. Management has publicly described its intent to diversify operations (still within the convenience retailing sector) through penetration of industries other than petroleum retailing. While it is likely that some success will change the pattern of earnings over time, and while management may indeed be able to grow revenue in new target sectors, normal start-up costs associated with those sectors may hamper commensurate growth at the bottom line. For purposes of this asset valuation, an average annual revenue growth rate of 3.5% was assumed based entirely on judgement about the timing and earnings impact of corporate growth initiatives. This rather generous assumption, to the extent it warped the ultimate evaluation, would have done so on the upside thus benefiting those stockholders being cashed out. In my opinion the influence of this item did not materially impact the final opinion concerning the fair stock price.

     The DCF relative to future operations was performed assuming a varying growth rate per year that averaged 3.5% overall for the period. A further evaluation was performed assuming very nominal growth in the earnings stream assuming that the impact of new revenue sources would be counterbalanced in part by “diversification start-up” costs resulting in little growth in earnings over the projection period. The results of these two DCF analyses are as follows:

•	Assuming the 3.5% average revenue growth rate and optimal cost management processes, the Company projected future cash flows from 2004 through 2008 aggregating $923,000. The DCF was calculated to represent a valuation of $.24 per share.

•	Assuming the lesser average revenue growth rate counterbalanced in part by diversification start-up costs, yielded aggregate cash flows from 2004 through 2008 of $423,000. The DCF computation on that basis yielded a value of $.12 per share.

The $.12 per share valuation does not track with recent historical performance, although it may ultimately be representative of future results should diversification initiatives encounter unanticipated difficulties. Accordingly, only the $.24 per share estimate was carried forward to the final valuation conclusion.

Comparable Public Company Analysis

     Unfortunately, most of MPSI’s principle competitors, the companies most likely to yield the best comparative results, are not public entities. As such, their financial information is not in the public domain and could not be applied in this evaluation.

     In reviewing recent filings with the Securities and Exchange Commission specifically targeting change of ownership transactions most likely to yield information about valuation, only one company, Thompson Associates who was acquired in January 2003 by MapInfo Corporation, was identified as comparable to MPSI. However, the earning history of Thompson reflected significantly more positive trends that those of MPSI and the valuation information was therefore not readily adaptable to this evaluation.

Actual Offers for Company Stock

     Ron Harper, the then CEO of the Company, received an offer to acquire approximately 1 million unissued common shares at a price of $.10 per share during the fourth quarter of fiscal 2003. That potential transaction was turned down by the CEO and subsequently ratified by the Board such that it never proceeded to the point of being a relevant arms length exchange that might bear on stock valuation. The action of the Board did, however, suggest that at that point management believed the stock value to be in excess of $.10 per share. No other significant offers have been made during the last two years.

Conclusion

     The best evidence of the value of any asset or a company is what a willing buyer will pay to a willing seller. In the absence of any actual offers to acquire MPSI as a business unit over the past three years, the best evidence of corporate value is represented by buyers and sellers in the market place who presumably set acceptable prices based upon public financial information about the Company and its trends. As reflected in the Company’s quarterly reports on Form 10-QSB during 2003, a modest improvement in quarterly results was reported in all but the first fiscal quarter. For the entire year of 2003 the Company reported break even net income compared with a substantial loss of $1.9 million in 2002. The trend of MPSI stock price throughout the year seems to reflect increasing investor awareness of the improved results and indicates that perhaps the best measure of marketplace valuation is reflected in prices over the last 90 days. In that period investors would have had not only the most recent financial statements, but a compilation of financial statements whereby trends could be evaluated. Accordingly, it is concluded that the best evidence of price is reflected in the weighted average price at which actual trades of MPSI stock took place in the last 90 days (ended February 13, 2004). That weighted average price was approximately $.27 per share. However, in light of the average price increase to $.32 per share experienced over the last 30 days (ended February 13, 2004), a composite price of $.30 is a representative and fair price at which to value MPSI.

     Comparison of present market-based pricing with pro forma financial estimates covering the next several years suggests that the $.30 per share price carries a premium of as much as $.06 or 20%. This premium, to whatever extent it exists, represents a fair benefit to those stockholders who will be required to relinquish their shares for cash in connection with the reverse stock split and de-registration transaction.

Attachment B to
Exhibit B

ANALYSIS OF HISTORICAL RESULTS

MPSI Systems Inc. and Subsidiaries Comparative Financial Information (Thousands of Dollars)

			Stub
	FY	FY	Period	FY	FY	FY
	2003	2002	FY 2001	2001	2000	1999
Cash Flow:
Net cash provided (used) by operating activities	170	1,651	(148)	1,943	1,353	1,038
Cash flows from investing activities:
Purchased equipment (net of disposals)	(30)	(126)	(24)	(147)	(66)	(385)
Capitalized product development costs	(112)	(436)	(58)	(667)	(1,202)	(1,806)
Cash flows from financing activities	—	(900)	—	(1,100)	495	1,225
Increase (decrease) in cash and cash equivalents)	28	189	(230)	29	580	72 (a)
Cash and cash equivalents at beginning of period	864	675	905	876	296	224
Cash and cash equivalents at end of period	892	864	675	905	876	296

(a)	The aggregate total of this line (excluding the stub period) is approximately $898,000 for an average over the five-year period of approximately $179,000 per year. Assuming the Company is able to perform at a comparable annual level into the future five years, the present value at 5% of $179,000 annual cash flow is approximately $785,000 or $.27 per share based on the 2,712,000 shares outstanding.

	179	179		179	179	179
Discount Months (Half Yr Convention)	6	18		30	48	60
Present Value @ 5%	175	166		158	147	139
Cumulative Present Values						785
Company Value Per Share Based on 2,912,000 shares outstanding						0.27
Income Statement:
Revenues	10,857	12,201	4,091	15,411	18,283	19,332
Gross profit	5,917	6,717	2,508	9,192	10,741	11,087
Operating Expenses	(5,795)	(8,163)	(2,384)	(9,728)	(10,767)	(10,635)
Other income (expense)	(39)	(247)	(62)	(438)	(53)	(58)
Income taxes	(54)	(196)	—	(117)	(188)	(307)
Net Income (loss)	29	(1,889)	62	(1,091)	(267)	87
Basic and diluted income (loss) per common share	0.01	(0.65)	0.02	(0.37)	(0.09)	0.03

			Stub
	FY	FY	Period	FY	FY	FY
	2003	2002	FY 2001	2001	2000	1999
Balance Sheet:
ASSETS
Cash and cash equivalents	892	864	675	905	876	296
Trade receivables	1,062	1,530	3,011	2,111	3,310	3,849
Other current assets	432	419	491	672	1,404	1,554
Total current assets	2,386	2,813	4,177	3,688	5,590	5,699
Long-term receivables	157	595	530	539	912	1,756
Property and equipment, net	363	652	939	1,004	1,046	945
Capitalized product development costs, net	621	1,076	1,366	1,504	1,885	1,933
Other non-current assets	119	120	153	161	170	185
Total assets	3,646	5,256	7,165	6,896	9,603	10,518
LIABILITIES AND STOCKHOLDERS EQUITY
Current portion of note payable to bank	—	—	900	350	2,000	1,575
Other current liabilities	3,089	4,278	3,442	3,248	3,477	3,865
Total current liabilities	3,089	4,278	4,342	3,598	5,477	5,440
Long-term debt	—	—	145	550	—	—
Other non-current liabilities	381	918	583	713	929	1,365
Total liabilities	3,470	5,196	5,070	4,861	6,406	6,805
Stockholders equity, net:	176	60	2,095	2,035	3,197	3,713
Total liabilities and stockholders equity	3,646	5,256	7,165	6,896	9,603	10,518
Total # of shares outstanding	2,911,781	2,911,781	2,911,781	2,911,781	2,911,783	2,911,783

Attachment C to
Exhibit B

SUMMARY OF MPSI STOCK ACTIVITIY

MPSI
Pink Sheet Stock Activity Summary
2003-2004

Week	Actual Sales				Closing	Closing		Last
Ended	Shares	Price		Extended	Bid	Ask	Average	Sale
02/07/03		$		$0	$0.12	$0.28	$0.20	$
02/14/03				0	0.12	0.28	0.20
02/21/03	200		0.12	24	0.12	0.28	0.20	0.12
02/28/03	100		0.28	28	0.12	0.28	0.20	0.28
03/07/03	200		0.12	24	0.12	0.28	0.20	0.12
03/14/03	100		0.28	28	0.11	0.28	0.20	0.28
03/21/03				0	0.11	0.28	0.20
03/28/03	200		0.28	56	0.11	0.28	0.20	0.28
04/04/03				0	0.11	0.28	0.20
04/11/03	2,400		0.11	264	0.11	0.28	0.20	0.11
04/17/03	100		0.11	11	0.11	0.28	0.20	0.11
04/25/03	200		0.11	22	0.11	0.28	0.20	0.11
05/02/03				0	0.11	0.28	0.20
05/09/03				0	0.11	0.28	0.20
05/16/03	15,500		0.11	1,705	0.11	0.15	0.13	0.11
05/23/03				0	0.11	0.15	0.13
05/30/03	300		0.11	33	0.11	0.15	0.13	0.11
06/06/03				0	0.11	0.15	0.13
06/13/03	200		0.11	22	0.11	0.15	0.13	0.11
06/20/03				0	0.11	0.15	0.13
06/27/03	1,100		0.11	121	0.11	0.15	0.13	0.11
07/03/03	100		0.15	15	0.11	0.15	0.13	0.15
07/11/03				0	0.11	0.15	0.13
07/18/03	100		0.11	11	0.11	0.15	0.13	0.11
07/25/03	500		0.11	55	0.11	0.15	0.13	0.11
08/01/03				0	0.11	0.15	0.13
08/08/03	5,200		0.11	572	0.11	0.15	0.13	0.11
08/15/03	10,000		0.15	1,500	0.12	0.27	0.20	0.15
08/22/03	600		0.12	72	0.12	0.27	0.20	0.12
08/29/03	100		0.12	12	0.12	0.27	0.20	0.12
09/05/03	200		0.12	24	0.12	0.27	0.20	0.12
09/12/03	1,000		0.13	130	0.13	0.27	0.20	0.13
09/19/03				0	0.13	0.27	0.20
09/26/03				0	0.13	0.27	0.20
10/03/03	5,800		0.13	754	0.11	0.20	0.16	0.13
	300		0.11	33			0.00	0.11
10/10/03				0	0.11	0.20	0.16
10/17/03				0	0.11	0.20	0.16
10/24/03				0	0.11	0.20	0.16
10/31/03	5,500		0.20	1,100	0.11	0.27	0.19	0.20
11/07/03	8,500		0.20	1,700	0.11	0.20	0.16	0.20
11/14/03	11,000		0.20	2,200	0.15	0.51	0.33	0.20
	8,000		0.51	4,080			0.00	0.51

Week	Actual Sales			Closing	Closing		Last
Ended	Shares	Price	Extended	Bid	Ask	Average	Sale
11/21/03			0	0.16	0.51	0.33
11/28/03			0	0.16	0.51	0.33
12/05/03	100	0.16	16	0.16	0.51	0.34	0.16
12/12/03	300	0.16	48	0.16	0.51	0.34	0.16
12/19/03	8,200	0.22	1,804	0.16	0.51	0.34	0.22
	2,100	0.16	336			0.00
12/26/03	6,700	0.16	1,072	0.16	0.45	0.31	0.16
01/02/04			0	0.16	0.45	0.31
01/09/04	4,000	0.40	1,600	0.20	0.40	0.30	0.40
01/16/04	2,700	0.20	540	0.17	0.40	0.29	0.20
01/23/04	900	0.40	360	0.17	0.40	0.29	0.40
01/30/04	100	0.40	40	0.17	0.40	0.29	0.40
	500	0.17	85				0.17
02/06/04			0	0.17	0.40
02/13/04			0	0.18	0.40

13-Month Totals	103,100		$20,497

STATISTICS

				Simple
	Share	Weighted		Average
	Trading	Purchase	Average	Transaction
Averages for:	Volume	Price	Bid / Ask	Price
12 months	282	$0.20	$0.21	$0.18
90 days	496	$0.27	$0.29	$0.27
60 days	425	$0.23	$0.25	$0.25
30 days	273	$0.32	$0.23	$0.31

REVOCABLE PROXY
MPSI SYSTEMS INC.

☒	PLEASE MARK VOTES
AS IN THIS EXAMPLE

ANNUAL MEETING OF STOCKHOLDERS

___________, _______, 2004

     The undersigned hereby appoints Ronald G. Harper and Linda K. Wells proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated hereon, all the shares of stock of MPSI Systems Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held at Tulsa Federal Employees Credit Union, First Floor, 9323 East 21st Street, Tulsa, Oklahoma 74129 on            , 2004, at            Central Standard Time or any adjournment thereof:

Please be sure to sign and date this Proxy in the box below.	Date

Stockholder sign above	Co-holder (if any) sign above

		For	With- hold	For All Except
1.	ELECTION OF DIRECTORS (except as marked to the contrary below):	☐	☐	☐
NOMINEES:
Ronald G. Harper, John C. Bumgarner, Jr., Dr. Bryan D. Gross, Joseph C. McNay, John J. McOueen and Bryan D. Porto

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

2.	Ratification of Tullius Taylor Sartain & Sartain LLP as the independent certified public accountants of the corporation.	For	Against	Abstain
		☐	☐	☐

3.	To amend the Company’s Certificate of Incorporation, as amended, to effectuate a reverse split (the “reverse stock split”) of the outstanding shares of the Company’s common stock. Pursuant to the	☐	☐	☐
reverse stock split, shares of common stock held by each stockholder will be converted into a lesser number of shares, based on a ratio of 100 outstanding shares being converted into one share, with no fractional shares being issued as a result of the reverse stock split. Each stockholder who would otherwise be entitled to receive a fractional share post-reverse stock split shall receive $.30 per share for each share held before the reverse stock split that would result in a fractional share.

In their discretion, the Proxies are authorized to vote on such other business that may properly come before the Meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1,2 AND 3.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

↑ Detach above card, sign, date and mail in postage paid envelope provided. ↑
MPSI SYSTEMS INC.
4343 South 118th East Avenue
Tulsa, Oklahoma 74146

AGENDA

•	Election of Directors

•	Ratification of the Appointment of Independent Public Accountants

•	Amendment of Company’s Certificate of Incorporation to Effectuate a Reverse Split of the Company’s Common Stock

•	Report on the Progress of the Corporation

•	Discussion on Matters of Current Interest

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY